UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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INTERCONTINENTALEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERCONTINENTALEXCHANGE, INC.

NOTICE OF 2012 ANNUAL MEETING

AND

PROXY STATEMENT

March 30, 2012

Dear Stockholder:

On behalf of the Board of Directors and management of IntercontinentalExchange, Inc., I am pleased to invite you to the 2012 Annual Meeting of Stockholders. The Annual Meeting will be held at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on Friday, May 18, 2012 at 8:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. Our Board of Directors and senior officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote telephonically or electronically using the Internet voting procedures described on the proxy card at your earliest convenience.

Sincerely,

Jeffrey C. Sprecher Chairman and Chief Executive Officer IntercontinentalExchange, Inc.

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2012

NOTICE HEREBY IS GIVEN that the 2012 Annual Meeting of Stockholders of IntercontinentalExchange, Inc. will be held at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on Friday, May 18, 2012 at 8:30 a.m., local time, for the purposes of considering and voting upon:

1. The election of eleven directors to serve until the 2013 Annual Meeting of Stockholders;

2. An advisory resolution on our executive compensation;

3. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 20, 2012 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

If you hold your shares of common stock through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your ownership as of March 20, 2012.

A list of stockholders entitled to vote at the 2012 Annual Meeting of Stockholders will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328 during the ten days prior to the meeting, during ordinary business hours, and at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 during the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES BY TELEPHONE OR INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Jeffrey C. Sprecher Chairman and Chief Executive Officer

Atlanta, Georgia

March 30, 2012

To Vote by Internet and to Receive Materials Electronically

Read the Proxy Statement.

Go to the website www.proxyvote.com that appears on your proxy card.

Enter the control number found in the shaded box on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by IntercontinentalExchange, Inc.

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IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, Georgia 30328

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2012

INTRODUCTION

This Proxy Statement is furnished to the stockholders of IntercontinentalExchange, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2012 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at The Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326 on Friday, May 18, 2012 at 8:30 a.m., local time. The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is March 30, 2012.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “IntercontinentalExchange” and “ICE” refer to IntercontinentalExchange, Inc.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our common stock, $0.01 par value per share (the “Common Stock”). Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders for approval. The holders of Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is March 20, 2012. On the record date, 72,741,803 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

There are three proposals to be considered and voted on at the meeting:

•	To elect eleven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	An advisory resolution on our executive compensation; and

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors.

•	“FOR” the executive compensation advisory vote.

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of March 20, 2012 will be available for inspection as described below under How can I view the stockholders list?.

•	If you hold Common Stock that is registered in your name on the records of ICE maintained by its transfer agent, Computershare Investor Services, you are a stockholder of record; or

•	If you hold Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

If you are a stockholder of record, these proxy materials are being sent to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, during ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (770) 857-4700 or ir@theice.com.

How do I vote?

You may submit your proxy with voting instructions in one of three ways:

•

By Internet. Go to www.proxyvote.com and follow the instructions for Internet voting, which can also be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., Eastern Time, on May 17, 2012.

•

By Telephone. By calling the toll-free number for telephone voting that can be found on the enclosed proxy card (800-690-6903). You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern Time, on May 17, 2012.

•

By Mail. Complete the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Time, on May 17, 2012.

You may also vote your shares in person at the Annual Meeting. (See What do I need to do to attend the Annual Meeting? below.)

If your shares of Common Stock are held in “street name” (i.e., through a bank, broker or other nominee), your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of Common Stock for more information.

What do I need to do to attend the Annual Meeting?

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring proof of your ownership of Common Stock as of the close of business on March 20, 2012.

If you hold shares of Common Stock in “street name” and would like to vote in person at the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 20, 2012. Alternatively, you may contact the institution in whose name your shares are registered and obtain a proxy from that institution and bring it to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You may revoke a proxy at any time before it is exercised by:

•	filing a written revocation with the Secretary of ICE,

•	submitting a proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card, or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the New York Stock Exchange (the “NYSE”), any beneficial owner of our Common Stock whose shares are held in street name by a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm.

Attending the Annual Meeting will not automatically revoke a proxy that was submitted by Internet, telephone or mail.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of ICE’s director nominees; FOR the advisory resolution on executive compensation; FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a broker and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of the independent registered public accounting firm because such matter currently is deemed a “routine” matter under NYSE rules. In addition, certain member brokers will only vote uninstructed shares in the same proportion as the instructions received by that broker from all other stockholders.

NYSE rules provide that the election of directors and the advisory resolution on our executive compensation are “non-discretionary” matters, which means that member brokers that have not received instructions from the beneficial owners of shares of Common Stock do not have discretion to vote the shares held by those beneficial owners on the election of directors and the advisory resolution on our executive compensation.

How many votes are required to transact business at the Annual Meeting?

A majority of all issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from any adjournments or postponements of the Annual Meeting, unless a new record date is set).

How are votes counted?

Election of Directors

Our Amended and Restated Bylaws provide for a majority vote standard in the election of directors in uncontested elections. This means that a majority of the votes cast by stockholders entitled to vote “for” or “against” the election of a director nominee must be voted “for” the director nominee in order for that director nominee to be elected. A director who fails to receive a majority of “for” votes will be required to tender his or her resignation. An abstention will not be treated as a vote “for” or “against” the election of any nominee and will have no effect on the outcome of the vote.

Advisory Resolution on Our Executive Compensation

Under our Amended and Restated Bylaws, the affirmative vote of a majority of votes cast by the stockholders entitled to vote at the Annual Meeting is required to approve the advisory resolution on our executive compensation. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

Under our Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Abstentions and Broker Non-Votes

In the cases of the election of directors, the advisory resolution on our executive compensation, and the approval of the ratification of the appointment of Ernst & Young LLP, only votes cast “for” or “against” will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” any of these proposals and therefore will have no effect on the vote.

Who pays for the expenses of this proxy solicitation?

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $8,500. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2012

This Proxy Statement and Our Annual Report are available at www.proxyvote.com.

The Annual Report of IntercontinentalExchange, Inc. for the fiscal year ended December 31, 2011 (the “Annual Report”), which includes our Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”), is being mailed with this Proxy Statement. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement. This Proxy Statement and the Annual Report are also available on our website at www.theice.com. We will also provide a copy of the Annual Report for no charge upon written or verbal request. See Distribution of Certain Documents below.

Also, we are required to file annual, quarterly and current reports, proxy statements and other reports with the Securities and Exchange Commission (the “SEC”). Copies of these filings are available through our website at www.theice.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Form 10-K, without charge to any stockholder upon written or verbal request to us at IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail ir@theice.com.

In addition, the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.theice.com. We also provide our Code of Business Conduct and Ethics, which includes our Whistleblower Policy, our Board Communication Policy and our Board of Directors Governance Principles on our website at www.theice.com. We will also provide a printed copy of these documents to stockholders upon request.

Distribution of Certain Documents

In accordance with a notice sent to certain street name stockholders of our Common Stock who share a single address, only one copy of this Proxy Statement and our Annual Report is being sent to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report, he or she may contact us at IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail: ir@theice.com, and we will deliver those documents to such stockholder promptly upon receiving the request.

If you are receiving multiple copies of our annual report and proxy statement, you may request “householding” in the future by also contacting Investor Relations. Shareowners of record residing at the same address and currently receiving multiple copies of the proxy statement may request “householding” by contact our registrar and transfer agent, Computershare Trust Company, N.A. via phone at (888) 404-6332 or by mail at 250 Royall Street, Canton, MA 02021. Beneficial owners may request “housesholding” by contacting their broker or bank.

ITEM 1 — ELECTION OF DIRECTORS

Board of Directors

Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Board of Directors sets the number of directors who may serve on the Board of Directors at any time. The size of our Board of Directors is currently set at 11 directors and presently consists of 11 directors. All of our current directors are nominated for re-election and all of our directors are elected annually for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

All of our directors are elected by majority vote in an uncontested election. A director who fails to receive a majority of “for” votes will be required to tender his or her resignation to our Board of Directors. Our Nominating and Corporate Governance Committee will then act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by our Board of Directors. Our Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. Our Board of Directors and our Nominating and Corporate Governance Committee may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Nominees for Election as Directors at the 2012 Annual Meeting

On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the persons named below for election as directors at the Annual Meeting, each to serve for a one-year term expiring at the next annual meeting of stockholders in 2013. All of the nominees currently are members of the Board of Directors. Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that each of our non-employee directors is independent in accordance with the listing standards of NYSE and our Board of Directors Governance Principles as described below under Corporate Governance — Independent Non-Employee Directors. In addition, for a discussion of the qualifications of the director nominees considered by our Nominating and Corporate Governance Committee, see the below information under Biographical Information and Corporate Governance — Nomination of Directors. Our Board of Directors unanimously waived the mandatory retirement age in our Board of Directors Governance Principles for incumbent director Sir Robert Reid so that he could stand for re-election to the Board of Directors at the 2012 Annual Meeting. The waiver is for a period of two years. The Board of Directors approved this waiver due to Sir Robert Reid’s valuable service as Chairman of the boards of directors of ICE Futures Europe and ICE Clear Europe, each a wholly-owned subsidiary, and his broad knowledge of the energy markets and business acumen.

Each of the nominees has confirmed that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors. Proxies cannot be voted for a greater number of directors than the 11 nominees named in this Proxy Statement. For a discussion of our policy regarding qualification and nomination of director candidates, see Corporate Governance — Nomination of Directors below.

Set forth below are the nominees’ names, biographical information, age, summary of qualifications and the year in which each director joined the ICE Board of Directors:

Name	Biographical Information	Age	Director Since
Charles R. Crisp	Mr. Crisp is the retired President and Chief Executive Officer of Coral Energy, a Shell Oil affiliate responsible for wholesale gas and power activities. He served in this position from 1999 until his retirement in October 2000, and was President and Chief Operating Officer from January 1998 through February 1999. Prior to that, Mr. Crisp served as President of the power generation group of Houston Industries, he served as President and Chief Operating Officer of Tejas Gas Corporation from 1988 to 1996, he served as a Vice President, Executive Vice President and President at Houston Pipeline Co. from 1985 to 1988, he served as Executive Vice President of Perry Gas Co. Inc. from 1982 to 1985 and he was with Conoco, Inc., where he held various positions in engineering, operations and management from 1969 to 1982. Mr. Crisp serves on the Board of Directors of ICE Futures U.S., our subsidiary. In addition, he serves as a director of EOG Resources, Inc., AGL Resources, Inc. and Targa Resources, Corp. Mr. Crisp holds a B.S. degree in Chemical Engineering from Texas Tech University and completed the Program for Management Development at Harvard Graduate School of Business. In light of Mr. Crisp’s broad knowledge of the energy markets and related businesses, his service on the boards of other public companies and the experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Mr. Crisp should be re-elected to our Board.	64	2002

Jean-Marc Forneri	Mr. Forneri is founder and senior partner of Bucephale Finance, a boutique M&A firm specializing in large transactions for French corporations, foreign investors and private equity firms. For the seven years prior to Bucephale’s founding, Mr. Forneri headed the investment banking business of Credit Suisse First Boston in Paris. He was Managing Director and Head of Credit Suisse First Boston France S.A., and Vice Chairman, Europe. Prior to that, Mr. Forneri was a Partner of Demachy Worms & Cie Finance from 1994 to 1996, where he was in charge of investment banking activities of Group Worms. Mr. Forneri is also a director of Safran SA and Balmain SA, and is a member of the Supervisory Board of Grand Port Maritime de Marseille. Mr. Forneri holds a B.S. in Political Science from the Ecole Nationale d’Adminstration. In light of Mr. Forneri’s extensive financial services background, merger and acquisition experience and international business experience, as well as the contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Mr. Forneri should be re-elected to our Board.	52	2002

Name	Biographical Information	Age	Director Since
Senator Judd A. Gregg	Senator Gregg spent over three decades in public office, most recently serving as the United States Senator of New Hampshire from 1993 to 2011. During his tenure in the Senate, Senator Gregg served on a number of key Senate Committees including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee, as well as chairman of various sub-committees. Senator Gregg served as Governor of New Hampshire from 1989 to 1993 and as a member of the U.S. House of Representatives from New Hampshire’s 2nd district from 1981 to 1989. Senator Gregg also serves on the Board of Directors of ICE U.S. OTC Commodity Markets, our subsidiary. Senator Gregg is also a director at Honeywell International, Inc. and an International Advisor at Goldman Sachs. Senator Gregg earned an undergraduate degree from Columbia University and a Juris Doctor and a Master of Laws from Boston University School of Law. In light of Senator Gregg’s extensive legislative, regulatory and public policy background, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Senator Gregg should be re-elected to our Board.	65	2011

Fred W. Hatfield	Mr. Hatfield is the founder of Hatfield Advisory Services. Mr. Hatfield serves on the Board of Directors of ICE U.S. OTC Commodity Markets and ICE Futures U.S., Inc., where he serves as Chairman of the Board, and serves on the Board of Managers of ICE Clear Credit, all of which are our subsidiaries. He served as a member of the Obama Economic Policy Advisory Committee and prior to that, Mr. Hatfield served as a Public Policy Advisor at Patton Boggs, LLP from 2006 to 2007 and he was a Commissioner at the Commodity Futures Trading Commission from 2004 to 2006. Mr. Hatfield served as Chief of Staff to former Senator John Breaux (D-LA) from 1995 to 2004 and former House Majority Whip Tony Coelho (D-CA) from 1980 to 1989. He has over twenty years experience in the areas of energy, private equity/venture capital/hedge funds, and financial services and products. Mr. Hatfield served as Deputy Commissioner General of the U.S. Pavilion at the World’s Fair in Lisbon, Portugal in 1998. He has a B.A. degree from California State University. In light of Mr. Hatfield’s extensive regulatory and legislative background and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Mr. Hatfield should be re-elected to our Board.	57	2007

Name	Biographical Information	Age	Director Since
Terrence F. Martell, Ph.D	Dr. Martell is the Director of the Weissman Center for International Business at Baruch College/CUNY, where he is also the Saxe Distinguished Professor of Finance. As Director of the Weissman Center for International Business, Dr. Martell oversees a myriad of international programs and projects. His particular area of expertise is international commodity markets and he teaches and conducts research in this area. Dr. Martell also serves as the Vice Chairman of the Board of Directors of ICE Futures U.S. and the Chairman of the Board of Directors of ICE Clear U.S., and serves on the Board of Managers of ICE Clear Credit, all of which are our subsidiaries. Prior to joining Baruch College in 1988, Dr. Martell was Senior Vice President of the Commodity Exchange, Inc. in New York City. Dr. Martell is currently a board member of the Manhattan Chamber of Commerce and is a member of the Executive Committee of the Chamber. Dr. Martell also is a member of the New York City District Export Council of the U.S. Department of Commerce. He has a B.A. in Economics from Iona College and a PhD in Finance from Pennsylvania State University. In light of Dr. Martell’s extensive knowledge of trading markets and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Dr. Martell should be re-elected to our Board.	66	2007

Sir Callum McCarthy	Sir Callum McCarthy is the former Chairman of the United Kingdom Financial Services Authority (the “FSA”), a role he held from September 2003 until September 2008. Before his post at the FSA, Sir Callum was Chairman and Chief Executive of Ofgem, the economic regulator of the gas and electricity industries in the United Kingdom, from 1998 to 2003. Prior to Ofgem, Sir Callum held numerous senior level positions in the financial services industry from 1985 to 1998, including Barclays Bank (North America and Japan), Barclays de Zoete Wedd (BZW) and Kleinwort Benson. He also held various posts in the United Kingdom Department of Trade and Industry from 1972 to 1985. Sir Callum also serves on the Board of Directors of ICE U.S. OTC Commodity Markets and ICE Futures Europe, both of which are our subsidiaries. In February 2011, Sir Callum joined the Boards of Directors of NIBC, a Dutch bank, and One Savings Bank, a United Kingdom bank. In November 2009, he was appointed chairman of JC Flowers & Co. UK Ltd. and in December 2009, he joined the Board of Directors of Industrial & Commercial Bank of China. Sir Callum is a Non-Executive Director of HM Treasury and a Trustee of the University of Oxford Saïd Business School. Sir Callum holds a Master of Science from the Stanford University Graduate School of Business, where he was a Sloan fellow, a Master of Arts in History from Merton College at Oxford University and a Doctorate in Economics from Stirling University. In light of Sir Callum’s extensive regulatory background and his international experience in the financial services sector, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Sir Callum McCarthy should be re-elected to our Board.	68	2009

Name	Biographical Information	Age	Director Since
Sir Robert Reid	Sir Robert Reid was the Deputy Governor of the Halifax Bank of Scotland from 1997 until 2004. He has served as the Chairman of the boards of directors of ICE Futures Europe since 1999 and ICE Clear Europe since 2008, each a wholly-owned subsidiary. He spent much of his career at Shell International Petroleum Company Limited, and served as Chairman and Chief Executive of Shell U.K. Limited from 1985 until 1990. He became Chairman of the British Railways Board in 1990, and retired from that post in 1995. From 1994 to 1997, he was Chairman of London Electricity. He was Chairman of the Council of The Industrial Society between 1993 and 1997, Chairman of Sears plc from 1995 until 1999, Chairman of Sondex Limited from 1999 until 2002 and Chairman of Kings Cross Partnership from 1999 until 2003. He also served as a Non-Executive Director on the boards of Avis Europe from 2002 until 2004 (Chairman), Sun Life Financial Services of Canada from 1999 until 2004, Siemens from 1998 until 2006, The Merchants Trust from 1995 until 2008 and CHC Helicopter Corporation from 2004 until 2008. He has served on the boards of directors of Benella Limited since 2004, Diligenta Limited since 2005, Jubilant Energy NV since 2007 and EEA Helicopter Operations B.V. since 2008. In light of his broad knowledge of, and extensive experience in, the energy markets and related international businesses, his service on the boards of our subsidiary companies and other companies and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Sir Robert Reid should be re-elected to our Board.	77	2001

Frederic V. Salerno	Mr. Salerno is the former Vice Chairman of Verizon Communications, Inc. Before the merger of Bell Atlantic and GTE, Mr. Salerno was Senior Executive Vice President, Chief Financial Officer and served in the Office of the Chairman of Bell Atlantic from 1997 to 2001. Prior to joining Bell Atlantic, he served as Executive Vice President and Chief Operating Officer of New England Telephone from 1985 to 1987, President and Chief Executive Officer of New York Telephone from 1987 to 1991 and Vice Chairman — Finance and Business Development at NYNEX from 1991 to 1997. Mr. Salerno served on the boards of directors of Verizon Communications, Inc. from 1991 to 2001, AVNET, Inc. from 1993 to 2003, Consolidated Edison, Inc. from 2002 to 2007, The Bear Stearns Companies, Inc. from 1993 to 2008, Popular, Inc. from 2003 to 2011, and was Chairman of Orion Power from 1999 until its sale in 2001. Mr. Salerno serves on the Board of Directors of ICE U.S. OTC Commodity Markets, one of our subsidiaries. He has served on the boards of directors of Viacom, Inc. since 1996, Akamai Technologies, Inc. since 2002, CBS Corporation since 2007 and National Fuel Gas Company since 2008. He has a B.S. in Engineering from Manhattan College and an MBA from Adelphi University. In light of Mr. Salerno’s broad knowledge of financial markets and his business acumen, his service on the board of our subsidiary, ICE U.S. OTC Commodity Markets and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Mr. Salerno should be re-elected to our Board.	68	2002

Name	Biographical Information	Age	Director Since
Jeffrey C. Sprecher	Mr. Sprecher has been a director and our Chief Executive Officer since our inception and has served as Chairman of our Board of Directors since November 2002. As our Chief Executive Officer, he is responsible for our strategic direction, operational and financial performance. Mr. Sprecher acquired CPEX, our predecessor company, in 1997. Prior to acquiring CPEX, Mr. Sprecher held a number of positions, including President, over a fourteen-year period with Western Power Group, Inc., a developer, owner and operator of large central-station power plants. While with Western Power, Mr. Sprecher was responsible for a number of significant financings. Mr. Sprecher serves on the U.S. Commodity Futures Trading Commission Global Market Advisory Committee and is a member of the Energy Security Leadership Council. In 2011, Mr. Sprecher was recognized in Institutional Investor’s All-America Executive Team rankings as Best CEO in the exchange sector. Mr. Sprecher holds a B.S. degree in Chemical Engineering from the University of Wisconsin and an MBA from Pepperdine University. In light of Mr. Sprecher’s in-depth knowledge of global markets, his guidance of ICE as Chief Executive Officer since he founded the company, and his successful execution of key strategic initiatives to grow the company, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Mr. Sprecher should be re-elected to our Board.	57	2001

Judith A. Sprieser	Ms. Sprieser was the Chief Executive Officer of Transora, Inc., a technology software and services company until March 2005. Prior to founding Transora in 2000, Ms. Sprieser was Executive Vice President of Sara Lee Corporation, having previously served as Sara Lee’s Chief Financial Officer. Ms. Sprieser also serves on the Board of Managers of ICE Clear Credit, our subsidiary. Ms. Sprieser has been a member of the boards of directors of Allstate Insurance Company since 1999, Reckitt Benckiser, plc since 2003, Royal Ahold N.V. since 2006 and Experian plc since 2010. She has a B.A. degree and an MBA from Northwestern University. In light of Ms. Sprieser’s financial expertise and her business acumen, and her service as a director for other public companies and the knowledge and experience she has gained and contributions she has made during her tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Ms. Sprieser should be re-elected to our Board.	58	2004

Name	Biographical Information	Age	Director Since
Vincent Tese	Mr. Tese currently serves as Chairman of Wireless Cable International, Inc. and Florida Community Bank. Since 2009, Mr. Tese has also served as Chairman of the Board of ICE Clear Credit, our subsidiary. Previously, he served as New York State Superintendent of Banks from 1983 to 1985, Chairman and Chief Executive Officer of the New York Urban Development Corporation from 1985 to 1994, Director of Economic Development for New York State from 1987 to 1994, and Commissioner and Vice Chairman of the Port Authority of New York and New Jersey from 1991 to 1995. Mr. Tese also served as a Partner in the law firm of Tese & Tese from 1973 to 1977. He was a Partner in the Sinclair Group, a commodities company, from 1977 to 1982 and was co-founder of Cross Country Cable TV. Mr. Tese served as a member of the board of directors of The Bear Stearns Companies, Inc. from 1994 to 2008 and Custodial Trust Company from 1996 to 2008 and currently serves as a member of the boards of directors of Bond Street Holdings, LLC, Cablevision Systems Corporation, Municipal Art Society, Madison Square Garden, Inc. and Mack-Cali Reality Corporation and serves as a trustee of New York University School of Law and New York Presbyterian Hospital. Mr. Tese has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and an LLM degree in taxation from New York University School of Law. In light of Mr. Tese’s broad knowledge of trading and financial markets, his legal and business acumen, as well as his board service for our subsidiary and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has concluded that Mr. Tese should be re-elected to our Board.	69	2004

In addition to the information provided above, we note that Messrs. Salerno and Tese served on the Board of Directors of Bear Stearns Companies Inc. (“Bear Stearns”) at the time of Bear Stearns’ acquisition by JP Morgan Chase & Co. and during the period preceding such acquisition. Our Nominating and Corporate Governance Committee and Board of Directors considered Messrs. Salerno and Tese’s service on the Bear Stearns Board of Directors prior to re-nominating Messrs. Salerno and Tese. The Nominating and Corporate Governance Committee considered their own experience of working with these two directors and the results of the annual oral evaluations by each member of ICE’s Board of Directors. Despite the events that occurred at Bear Stearns, the Nominating and Corporate Governance Committee believes that Messrs. Salerno and Tese’s service on the Bear Stearns Board of Directors and firsthand experience managing through those events enhances each of their qualifications to serve on ICE’s Board of Directors.

Based on the foregoing qualifications, our Nominating and Corporate Governance Committee believes that the 11 director nominees collectively have the skills and experience to oversee and guide our business. Each nominee has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for a director of our Board. They also bring highly developed skills in, among other areas, finance, investing, accounting, financial market regulation, public policy, business operations, organizational management and leadership. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of views that strengthen their ability to guide ICE. They have had extensive involvement in international business and deep professional experience across a broad range of industries and in the energy and derivatives markets in particular. Most have lengthy direct experience in the oversight of public companies through their service on our Board and those of other public companies, as well as their current and past senior executive positions.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO THE BOARD.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the full Board of Directors and through committees of the Board of Directors, consisting of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The current members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles R. Crisp	X	X
Jean-Marc Forneri			X
Senator Judd A. Gregg
Fred W. Hatfield			X
Terrence F. Martell, Ph.D	X
Sir Callum McCarthy
Sir Robert Reid		X	X
Frederic V. Salerno			Chair
Jeffrey C. Sprecher
Judith A. Sprieser	Chair		X
Vincent Tese		Chair

In 2011, our Board of Directors held 18 meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held four meetings. Our non-management directors meet periodically in executive session without management participation, as required by NYSE listing standards. Mr. Salerno has been appointed by the Board of Directors as the non-management lead independent director presiding at these meetings.

As a matter of Board policy, it is expected that each director will be available to attend substantially all of the meetings of the Board of Directors and any committees on which the director serves. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of which he or she is a member. As a matter of policy, it is expected that each director and nominee will attend annual meetings of stockholders. We currently expect that all of our directors and nominees will attend the Annual Meeting this year. All members of our Board of Directors attended last year’s Annual Meeting other than Vincent Tese.

Each year, the members of the Board of Directors and each committee conduct a confidential oral assessment of its performance with a member of our legal department. The results of the oral assessment are then summarized and communicated back to the appropriate committee chairpersons and members of the Board of Directors. As part of the evaluation process, each committee reviews its charter.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our system of internal controls regarding finance, accounting and legal compliance;

•	the independence, qualification and performance of our independent auditors;

•	the performance of our internal audit function; and

•	our auditing, accounting and financial reporting processes.

The Audit Committee is governed by a written Audit Committee Charter, which has been approved by our Board of Directors. We amended our Audit Committee Charter in May 2010. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Audit Committee are Ms. Sprieser (Chairperson), Mr. Crisp and Dr. Martell. Mr. Salerno rotated off of the Audit Committee, Ms. Sprieser became Chairperson of the Audit Committee and Mr. Crisp joined the Audit Committee on February 28, 2011. The Board of Directors has determined that Ms. Sprieser and Mr. Martell are both Audit Committee financial experts.

Compensation Committee

The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a “Non-employee Director” under the Exchange Act, and meet the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including our Chief Executive Officer;

•	evaluates our Chief Executive Officer’s performance and sets his compensation based on this evaluation;

•	approves, in consultation with our Chief Executive Officer, the compensation of our officers who are appointed by our Board of Directors;

•	reviews and approves option grants, bonus payments and stock awards to our officers;

•	exercises general oversight of our benefit plans and evaluates any proposed new retirement or benefit plans; and

•	reviews and approves severance or similar termination payments to former officers.

The Compensation Committee is governed by a written Compensation Committee Charter approved by our Board of Directors. We amended our Compensation Committee Charter in May 2010. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The members of the Compensation Committee are Messrs. Tese (Chairperson), Crisp and Sir Reid.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet NYSE independence requirements. The Nominating and Corporate Governance Committee assists the Board of Directors in:

•	identifying and attracting highly qualified individuals to serve as directors and establishing criteria for selecting new board members;

•	evaluating and recommending director nominees for the next annual meeting of stockholders;

•	developing and maintaining a set of corporate governance guidelines;

•	reviewing and approving any related-party transactions;

•	devising a code of business conduct and ethics for directors, officers and employees; and

•	monitoring the Board of Directors’ independence.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter approved by our Board of Directors. We amended our Nominating and Corporate Governance Committee Charter in May 2010. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The members of the Nominating and Corporate Governance Committee are Mr. Salerno (Chairperson), Ms. Sprieser and Messrs. Hatfield, Forneri and Sir Reid. Ms. Sprieser served as Chairperson of the Nominating and Corporate Governance Committee until February 28, 2011, when Mr. Salerno joined the Nominating and Corporate Governance Committee as Chairperson.

CORPORATE GOVERNANCE

Independent Non-Employee Directors

The IntercontinentalExchange, Inc. Board of Directors Governance Principles (the “Governance Principles”) were adopted by our Board of Directors. The Governance Principles, which are described below, provide that a majority of our directors must be “independent directors” and specify independence standards consistent with NYSE listing standards. Following the election of the nominees to the Board of Directors, ten of our eleven directors holding office will be independent directors. Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each non-management director and nominee is independent in accordance with NYSE listing standards and our Governance Principles, and does not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

In making its independence determinations, our Board of Directors and the Nominating and Corporate Governance Committee considered transactions, if any, between each non-employee director and ICE and determined that there are no transactions that give rise to any independence issues.

Nomination of Directors

Our Board of Directors is responsible for approving candidates for board membership and has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee. In furtherance of this process, our Board of Directors and Nominating and Corporate Governance Committee have adopted the IntercontinentalExchange, Inc. Policy Regarding Qualification and Nomination of Director Candidates (the “Nomination Policy”). The Nomination Policy does not set specific, minimum qualifications that nominees must meet, but rather specifies that each nominee should be evaluated on his or her individual merit taking into account the factors described below.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess strong personal attributes and relevant business experience to assure effective service on our Board of Directors. Personal attributes considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include: leadership, integrity, ethics, contributing nature, independence, interpersonal skills and effectiveness. Experience and qualifications considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, special business experience and expertise in an area relevant to ICE. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of our Board of Directors and ICE at that time given the then current make-up of our Board of Directors.

We believe that ICE benefits from having directors with a diversity of viewpoints, backgrounds, experiences, skill sets and other demographics. As noted above, one of the factors that the Nominating and Corporate Governance Committee considers in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board, and the Nominating and Corporate Governance Committee assesses the composition of our Board and how a nominee would enhance that diversity.

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating and Corporate Governance Committee members, (ii) other directors, (iii) management and (iv) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by our Chairman and Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee. The full Board of Directors will be kept informed of the candidate’s progress. Using input from such interviews and other information obtained by it, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board of Directors for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating and Corporate Governance Committee based on each director’s satisfaction of the qualifications described above and his or her prior performance as a director. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below under Stockholder Recommendations for Director Candidates have been followed.

Additionally, our Board of Directors shall nominate for election or re-election as directors only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they stand for re-election and (ii) acceptance by our Board of Directors of such resignation. Our Board of Directors shall fill director vacancies and newly created directorships only with candidates who agree to tender promptly following their appointment to the Board of Directors the same form of resignation tendered by other directors in accordance with the Governance Principles promulgated by our Board of Directors.

All of the current nominees for director recommended for election by the stockholders at the 2012 Annual Meeting are current members of the Board of Directors. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the Nominating and Corporate Governance Committee has decided to recommend the nominees for re-election and the Board of Directors has approved such recommendation. For the reasons specified in the biography of each director identified above under Nominees for Election as Directors at the 2012 Annual Meeting, our Board has concluded that each director nominee should be re-elected to our Board of Directors. The Nominating and Corporate Governance Committee has not received any nominations from stockholders for the 2012 Annual Meeting.

Board Leadership Structure

Our Board of Directors Governance Principles provide for the role of the Chairman of the Board and Chief Executive Officer to be combined, a lead independent director, and strong active independent directors. Under our Amended and Restated Bylaws, the Chairman of the Board presides over meetings of the Board of Directors, presides over meetings of stockholders, consults and advises the Board of Directors and its committees on our business and affairs, and performs such other duties as may be assigned by the Board. The Chairman of the Board, in consultation with the lead independent director, establishes the agenda for Board of Director meetings and facilitates constructive and useful communication between management and the Board of Directors. Our independent directors have elected Mr. Salerno as the lead independent director for 2012, a position he has held since 2008. As lead independent director, Mr. Salerno presides at all executive sessions of the non-management directors.

Our Chief Executive Officer is in general charge of our business affairs, subject to the overall direction and supervision of the Board of Directors and its Committees and subject to such powers as reserved by the Board. Mr. Sprecher serves as both Chairman of the Board and Chief Executive Officer and he is the only member of our management team that serves on the Board of Directors. Our Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer, a lead independent director, active and strong non-employee directors, and Committees led and comprised of independent directors – is the most effective structure for us at this time.

Our Board believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons as he is closest to many facets of our business, including his frequent contact with our customers, regulators and stockholders. In addition, his direct involvement in the strategic and day-to-day management of our business ensures timely communication with the Board on critical business matters, which is important given the complexity and global nature of our business. Further, much of our business is conducted through our operating subsidiaries, which are overseen by their own board of directors on which Mr. Sprecher serves. The multiple roles in which Mr. Sprecher serves allows him to be a single point of contact to effectively communicate strategic goals, key issues and topics of importance to our Board of Directors. The Board of Directors believes this structure has functioned well, produced strong operating results, and effectively balances a highly capable management team with appropriate safeguards and oversight by non-employee directors.

Board Oversight of Risk

Our Board of Directors is responsible for overseeing ICE’s risk management process, which includes general risk management as well as particular risks facing our business. With the assistance of our Audit Committee, the Board oversees that our assets are properly safeguarded, that appropriate financial and other controls are maintained, and that our business is conducted prudently and in compliance with applicable laws and regulations and our corporate governance principles. In this regard, our Board of Directors seeks to understand and oversee critical business risks and does not view the risks facing our business in isolation. While risks are considered in business decision-making and as part of our overall business strategy, the Board of Directors recognizes that it is neither possible nor prudent to eliminate all business risk. Our Board of Directors believes that purposeful and appropriate risk-taking is essential for our business to be competitive on a global basis, to continue to grow and diversify, and to achieve our overall business objectives.

While the Board oversees risk management, our management is charged with managing risk. We have adopted internal processes and internal controls to identify and manage operational and financial risks. The

Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program and management communicates routinely with the Audit Committee on the risks identified and how they are being managed. Directors may, and often do, communicate directly with senior management on any areas of our business for which they would like additional information.

Board of Directors Governance Principles

We have adopted Governance Principles that guide the Board of Directors on matters of corporate governance, including:

•	composition of the Board of Directors;

•	duties and responsibilities of the Board of Directors;

•	committees of the Board of Directors;

•	leadership, functioning and evaluation of the Board of Directors;

•	director independence, orientation, compensation, education and access to management;

•	access to independent advisors by our Board of Directors;

•	number of public company boards that our directors can serve;

•	mandatory retirement age limits; and

•	director compliance with the Code of Business Conduct and Ethics.

The Governance Principles also provide that non-management directors meet in executive session without the participation of management at all regularly scheduled meetings of the Board of Directors as deemed necessary and at any other time as necessary to fulfill the Board of Directors’ responsibilities. In addition, the Governance Principles also state that if all non-management directors are not independent directors, then the independent directors will meet at least once annually. Our Governance Principles require that our directors limit their other directorships of public companies to five. Further, our Governance Principles require that employee directors tender their resignation from the Board of Directors coincident with their termination, resignation or retirement as employees.

A copy of the Governance Principles is available on our website at www.theice.com. We will provide a printed copy of the Governance Principles to stockholders upon request.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting is required to give written notice to our Secretary of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Please see Stockholders’ Proposals for 2013 Annual Meeting below for additional information.

To recommend a nominee, a stockholder should write to Corporate Secretary, c/o IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328. Any such recommendation must include:

•	a statement in writing setting forth the name of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each such person, as reported to such stockholder by such person;

•	the information regarding each such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, as amended from time to time;

•	each such person’s signed consent to serve as a director if elected;

•

a statement whether such person, if elected, intends to tender promptly following such person’s election or re-election, an irrevocable resignation effective upon their failure to receive the required vote for re-election at the next meeting for their re-election;

•	such stockholder’s name and address;

•	the number and class of all shares of each class of stock of IntercontinentalExchange owned of record and beneficially by such stockholder;

•	in the case of a nominee holder, evidence establishing such nominee holder’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting; and

•

information disclosing all ownership interests in ICE, including derivatives, hedged positions and other economic and voting interests, as specified in items (iv) through (xiii)  under Stockholders’ Proposals for 2013 Annual Meeting, below.

Code of Business Conduct and Ethics and Insider Trading Policy

We have adopted the Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer (who is both our principal financial officer and principal accounting officer), as well as all other employees, as indicated above. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.theice.com. We will provide a printed copy of the Code of Business Conduct and Ethics to stockholders upon request.

In addition, we have adopted an Insider Trading Policy that applies to all employees and directors that prohibits, among other things, entering hedging transactions relating to our stock. Specifically, employees and directors are prohibited from (i) engaging in short sales and buying or selling puts or calls or any derivative securities of our stock and (ii) holding our stock in a margin account or pledging our stock as collateral for a loan.

Communications with the Board of Directors

We have established a process for interested parties to communicate with members of the Board of Directors. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issues arising under our Code of Business Conduct and Ethics, or other matters that you wish to communicate to our Board of Directors or non-management directors, send these matters in writing to:

Corporate Secretary

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway

Suite 500

Atlanta, GA 30328

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party. Communications are distributed to the Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Information about our Board of Directors communications policy can be found on our website at www.theice.com under the links “About ICE—Investors & Media—Corporate Governance—Board Communication Policy.”

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Our Compensation Committee is responsible for designing, administering and implementing our executive compensation programs. The Compensation Committee is composed of three directors, each of whom is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Code. The Compensation Committee determines the type and level of compensation for executive officers (generally defined as Section 16 officers under the Exchange Act, but the Compensation Committee has historically included all corporate officers under this definition), reviews the performance of the Chief Executive Officer, and oversees the administration of ICE’s Executive Bonus Plan, ICE’s broad-based employee annual bonus plan and all of ICE’s equity compensation plans. The Compensation Committee Charter, which is periodically reviewed and revised by the Compensation Committee and the Board of Directors, outlines the specific responsibilities of the Compensation Committee.

In this section, we discuss certain aspects of our compensation program as it relates to our principal executive officer (Jeffrey C. Sprecher, Chairman and Chief Executive Officer), our principal financial officer (Scott A. Hill, Senior Vice President, Chief Financial Officer), and our three other most highly-compensated executive officers in 2011 (Charles A. Vice, President and Chief Operating Officer; David S. Goone, Senior Vice President, Chief Strategic Officer; and Edwin D. Marcial, Senior Vice President, Chief Technology Officer). These individuals are collectively referred to as our “Named Executive Officers” or “NEOs”.

Executive Summary

ICE continued to deliver solid results in 2011 as evidenced by the following 2011 performance highlights compared to our 2010 results:

•	Record revenues, with consolidated revenue increasing 15% (from $1,150 million to $1,327 million), which is the eighth consecutive year of revenue growth;

•	Record consolidated net income attributable to ICE, which increased 28% (from $398 million to $510 million); and

•	Consolidated EBITDA increased 20% (from $773 million to $926 million).

We continue to maintain a well-balanced and performance-based executive compensation program, including:

•	More than 80% of NEO targeted compensation delivered through variable compensation programs;

•	More than 50% of NEO targeted compensation delivered through equity compensation programs;

•	Competitive stock ownership requirements;

•	A compensation clawback policy; and

•

The elimination of Internal Revenue Code Section 280G “golden parachute” excise tax gross-up provisions from employment contracts in early 2012. Mr. Hill’s employment contract was amended to remove this provision in 2010.

Cash compensation opportunities, including base salary and target annual bonus levels, were enhanced for the NEOs in 2011 after reviewing peer information, as well as company and individual performance. The 2011 annual bonuses were paid at levels ranging from 106% to 109% of target. Levels of equity awards granted in January 2011 remained consistent with prior annual award levels. We believe that our mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs. We also believe that providing the majority of our NEOs’ compensation in the form of long-term equity awards, when combined with our clawback policy and stock ownership requirements, both of which are described below, has the additional benefit of mitigating incentives to take inappropriate risks.

The remainder of this Compensation Discussion and Analysis, or “CD&A”, provides a more detailed review of the philosophy, process, considerations, and analysis involved in the determination of executive compensation granted or paid to our NEOs in 2011.

Compensation Objectives and Components

Our executive compensation philosophy is to link compensation with individual achievement, company performance, and the creation of stockholder value. This philosophy manifests itself in the following four primary objectives:

•	attract, retain and reward executive officers capable of achieving our business objectives;

•	offer competitive compensation opportunities that reward individual contribution and corporate performance;

•	align the interests of executive officers and stockholders through long-term equity incentives; and

•	pay total compensation that is commensurate with the performance achieved and value created for stockholders.

Our compensation program offers several distinct elements that are designed to align performance with rewards, retain our executives and reward the achievement of the objectives outlined above, including:

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Base salary: The foundation of our executive compensation framework is a cash base salary, which enables us to provide regular, stable compensation to our executives, to recruit and retain qualified employees and to offer a competitive compensation program. We operate in global and competitive markets, and a competitive base salary is required to develop and maintain a workforce capable of accomplishing ICE’s business objectives. We offer base salaries that are competitive with our peers and commensurate with the industry, the experience of the executive and the scope of his or her role.

•

Annual bonus: Our cash bonus plan is designed to reward the accomplishment of our short-term (i.e., approximately one-year) performance targets. For 2011, these performance targets reflect a balance between growth targets, profitability metrics, and other key strategic objectives, with a significant portion of the bonus plan funding tied to corporate financial results and a significant degree of “stretch” built in to encourage outstanding corporate performance. These bonuses include primarily objective and quantitative components, but also include qualitative and subjective components for measuring both corporate and individual achievement relative to objectives.

•

Equity compensation: Since our inception, we have offered broad-based equity awards that are intended to align the interests of all employees, including executive officers, with those of stockholders over a long-term period (i.e., greater than one-year). We have used a variety of equity vehicles, including stock options, time-vesting restricted stock, and performance-based restricted stock to deliver long-term incentive compensation in a manner that is intended to align employee interests with the interests of our stockholders, while serving as a retention tool through multi-year vesting schedules. Equity holding requirements are also in place for all of our officers and directors. At more senior levels (e.g., executive officers), the Compensation Committee places a heavier emphasis on performance-based awards that are generally comprised of a combination of stock options that only deliver value if ICE’s share price increases above the strike price on the date of grant and other forms of performance-based awards that incorporate stretch targets so that the awards “pay for themselves” through increased earnings.

•	Benefits and perquisites: As with the base salary, our benefits and perquisites are intended to attract and retain employees through a competitive and comprehensive benefits program.

Role of Compensation Consultant

The Compensation Committee has engaged a compensation consulting firm to serve as its external compensation consultant since the founding of ICE in 2000. During 2011, the Compensation Committee transitioned from Towers Watson to Compensation Advisory Partners to advise on executive compensation matters. Given the length of Towers Watson’s previous service as the Compensation Committee’s compensation consultant (since 2006), the Committee believed it prudent to solicit proposals from alternative firms to ensure that the Committee’s compensation consultant remains independent and objective. Of the consulting firms that submitted proposals, the Committee believed Compensation Advisory Partners presented an independent team with the most relevant advisory experience. The Committee is grateful to Towers Watson for its years of service. As discussed in more detail below, Towers Watson and Compensation Advisory Partners provided competitive salary, bonus and equity data for certain positions within ICE, provided general benchmarking data against our peers, helped analyze our bonus and equity award programs, helped analyze our stock ownership guidelines, helped evaluate our clawback policy and provided advice regarding the selection of our peer group.

The NEOs have not participated in the selection of Compensation Advisory Partners or any other compensation consultant in connection with advice regarding executive and director compensation matters. A representative from our compensation consultant attends most Compensation Committee meetings and is available between meetings as a resource for the Compensation Committee and management. The Compensation Committee determines in its sole discretion which compensation consultant to retain for various services, and the consultant reports directly to the Compensation Committee. Use of a particular consulting firm by the Compensation Committee does not preclude management from hiring the same consulting firm and in the past, as illustrated below, management has hired Towers Watson for benefits advisory services. The engagement of Towers Watson for benefits advisory services was recommended by management and was approved by the Compensation Committee. Compensation Advisory Partners does not provide any other services to ICE. During 2011, ICE paid Towers Watson fees in the amount of $211,462, of which $87,712 relates to executive compensation consulting services approved by the Compensation Committee, while the remainder relates to general benefits advisory services.

Towers Watson has historically prepared an annual, comprehensive benchmarking report based on ICE’s peer group that is used by the Compensation Committee in making decisions regarding base salary, annual bonuses and equity compensation. Towers Watson’s 2011 analysis focused on a review of competitive compensation practices for a sample of the officer positions at ICE, based on proxy statement data for the 14 companies in the peer group described below, as well as published survey data. Relevant findings from this analysis are discussed in more detail below.

Custom Compensation Peer Group

The Compensation Committee utilizes a peer group to benchmark ICE’s total compensation program. ICE’s peer group of 14 companies includes comparable financial exchanges, financial services providers, technology companies and related companies based on metrics such as revenue, market capitalization, and number of employees. The peer group is reviewed annually by the Compensation Committee, with assistance and recommendations from its compensation consultant and adjustments are made as necessary. The Compensation Committee reviews annually the executive pay practices of these peer companies as reported in industry surveys, public filings and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation. Due to its acquisition in 2010, Interactive Data Corporation was removed from the peer group. The 2011 peer group did not otherwise change from the 2010 peer group and consisted of the following companies:

Citrix Systems Inc.	Investment Technology Group, Inc.	NYSE Euronext
CME Group, Inc.	Knight Capital Group Inc.	optionsXpress Holdings, Inc.
FactSet Research Systems Inc.	MasterCard, Inc.	Salesforce.com Inc.
GFI Group Inc.	Moody’s Corp.	TD Ameritrade Holding Corp.
Interactive Brokers Group Inc.	The Nasdaq OMX Group Inc.

Compensation Practices

For each NEO, the Compensation Committee reviews tally sheets prepared by its compensation consultant that report compensation paid to the NEO and compares base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (total cash compensation plus equity compensation) against relevant market data, including peer group data. The results of the comparison prepared in 2011 are detailed below.

At our 2011 Annual Meeting of Stockholders held on May 20, 2011, approximately 94% of stockholders voted to approve the non-binding advisory vote on executive compensation. The Compensation Committee believes this level of stockholder support reflects a strong endorsement of our compensation policies and philosophy and did not materially change its approach to executive compensation in 2011. The Compensation Committee will continue to consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

For Mr. Sprecher, our Chief Executive Officer, the Compensation Committee determines individual performance and conducts an annual review of his salary, bonuses and equity awards. For other NEOs, Mr. Sprecher provides input to the Compensation Committee regarding his views on the performance of these other officers during the Compensation Committee’s annual review of salary, bonuses and equity awards. In addition to examining market data on individual positions, the Compensation Committee also focuses on the “total cost of management,” which is an aggregation of total direct compensation for the NEOs. According to the Towers Watson analysis prepared in 2011, our “total cost of management” compared to the 60th percentile of the peer group.

We do not maintain formal targets for the allocation of total compensation through each compensation element outlined above. We do strive to maintain a low fixed-cost compensation structure (i.e., base salary, benefits and perquisites) and to deliver the majority of value through variable pay elements (i.e., annual bonus and equity-based performance awards). We have maintained this “pay for performance” orientation since our founding and believe it is an important element of our entrepreneurial culture. The average mix of targeted compensation for our NEOs in 2011 was approximately 52% long-term incentive pay (comprised of stock options and performance-based restricted stock unit awards), 30% non-equity incentive plan compensation (the targeted 2011 cash bonus awards under the Executive Bonus Plan) and 18% base salary, for a mix of approximately 48% cash and 52% non-cash compensation. The mix of cash and non-cash compensation and of base and incentive compensation is illustrated by the following chart:

Based on a review by Towers Watson, our mix of compensation emphasizes variable incentive compensation, rather than a fixed model of compensation, to a greater degree than our peer group. This focus on variable incentive compensation is consistent with the Compensation Committee’s emphasis on performance-based awards for officers.

We believe that our mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs. We also believe that providing the majority of our NEOs’ compensation in the form of long-term equity awards, when combined with our clawback policy and stock ownership requirements, each discussed below, has the additional benefit of mitigating incentives to take inappropriate risks.

Risk Assessment with Respect to Compensation

The Compensation Committee, with the assistance of its compensation consultant and management, has completed a review of compensation policies and programs, including those not applicable to NEOs, and does not believe there are circumstances where the risks arising from these policies or programs are reasonably likely to have a material adverse effect on ICE. The review examined the balance of fixed and variable elements of compensation, mix of cash and non-cash components and the focus on both short- and long-term operational and financial performance alignment with stockholder interests. Moreover, we designed into our compensation program certain structural features that align our NEOs’ financial incentives with those of our stockholders and mitigate inappropriate risk-taking by our NEOs, such as a clawback policy, stock ownership requirements, and a total compensation mix weighted in favor of long-term, equity based awards. The Compensation Committee will continue to monitor the risk exposure of our compensation policies and programs and will report findings annually in our proxy statement.

Elements of Compensation

The Compensation Committee considers each officer’s total compensation package when making changes to the individual elements that comprise the officers’ compensation. For example, when the Compensation Committee makes a change to an officer’s base salary, as discussed below, the Compensation Committee reviews the change in light of the other elements of compensation, including the annual bonus and annual equity award.

Base Salary

We have historically targeted a base salary for each officer that is between the median and 75th percentile of the market depending on the officer’s experience in his or her respective position and individual performance. With the assistance of Towers Watson, the Compensation Committee reviewed officer base salary levels in May 2011 and found the following competitive positioning relative to peers:

Name and Position	Base Salary Positioning Relative to Peer Group
Jeffrey C. Sprecher Chairman and Chief Executive Officer	75th Percentile

Charles A. Vice President and Chief Operating Officer	75th Percentile

Scott A. Hill Senior Vice President, Chief Financial Officer	75th Percentile

David S. Goone Senior Vice President, Chief Strategic Officer	75th Percentile

Edwin D. Marcial Senior Vice President, Chief Technology Officer	75th Percentile

After reviewing the above information and in consultation with Towers Watson, the Compensation Committee determined that the base salary adjustments reflected in the table below, made effective as of March 1, 2011, were appropriate based on each individual’s scope of responsibilities, the positioning relative to peers when considering each individual’s experience, and each individual’s continued high level of individual performance and leadership.

Name and Position	Annual Salary Effective June 1, 2010	Annual Salary Effective March 1, 2011
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$1,000,000	$1,050,000

Charles A. Vice President and Chief Operating Officer	$650,000	$750,000

Scott A. Hill Senior Vice President, Chief Financial Officer	$575,000	$625,000

David S. Goone Senior Vice President, Chief Strategic Officer	$575,000	$604,000

Edwin D. Marcial Senior Vice President, Chief Technology Officer	$500,000	$525,000

The Compensation Committee considered these changes in connection with the changes to the annual bonus targets and the January 2011 equity award discussed below. Please see below for a discussion of the individual contributions and company achievements considered in making these changes.

Annual Bonus

Our approach to annual bonuses is structured to deliver total cash compensation that is competitive with our peers for commensurate performance, and we target a range between the median and 75th percentile of the market depending on the officer’s experience in his or her respective position and corporate and individual performance. NEOs participate in our stockholder approved Executive Bonus Plan and target annual bonus award opportunities are established at the beginning of the fiscal year. Total cash compensation opportunities are reviewed annually. With the assistance of Towers Watson, the Compensation Committee reviewed officer total cash compensation opportunities in May 2011 and found the following competitive positioning relative to peers:

Name and Position	Target Total Cash Positioning Relative to Peer Group*
Jeffrey C. Sprecher Chairman and Chief Executive Officer	75th Percentile

Charles A. Vice President and Chief Operating Officer	60th Percentile

Scott A. Hill Senior Vice President, Chief Financial Officer	75th Percentile

David S. Goone Senior Vice President, Chief Strategic Officer	75th Percentile

Edwin D. Marcial Senior Vice President, Chief Technology Officer	60th Percentile

*	“Target Total Cash” equals base salary plus target annual bonus.

As a result, and in consultation with Towers Watson, the Compensation Committee determined that the target annual bonus opportunity adjustments reflected in the table below were appropriate in light of expected market movements and overall total compensation objectives. When considering these adjustments, the Compensation Committee examined the combined cash impact of the increases in base salary and target bonus percentages. The Compensation Committee also considered the overall mix of variable compensation delivered through cash and equity, each individual’s scope of responsibilities, the positioning relative to peers when considering each individual’s experience, and each individual’s continued high level of individual performance and leadership.

Name and Position	2010 Target Bonus Opportunity	2011 Target Bonus Opportunity
Jeffrey C. Sprecher Chairman and Chief Executive Officer	175%	200%

Charles A. Vice President and Chief Operating Officer	125%	175%

Scott A. Hill Senior Vice President, Chief Financial Officer	125%	150%

David S. Goone Senior Vice President, Chief Strategic Officer	125%	150%

Edwin D. Marcial Senior Vice President, Chief Technology Officer	100%	125%

Actual awards paid in any year may range from no payments to bonus payments above the established target level based on company and individual performance. Historically, we have not paid bonuses to executive officers in excess of 200% of the established target level and any potential payments are limited according to the terms of the Executive Bonus Plan.

At the beginning of each year, the Compensation Committee, and as it relates to financial and strategic metrics, the Board of Directors, approves company and individual goals for the year. From these goals, Management Business Objectives (“MBOs”) are established that serve as the performance measures for that year’s annual bonus plan. These well defined company and individual MBOs are typically made up of both financial (~90%) and non-financial (~10%) objectives and typically include performance criteria such as revenue and net income growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance, market share, product launches, integration of acquisitions and key technology initiatives. In addition to establishing officer bonus levels, these MBOs are used in determining the bonus pool for all employees in our broad-based employee annual bonus plan.

At the end of each year, the Compensation Committee evaluates the Executive Bonus Plan funding (which is based on EBITDA performance) and awards annual bonus payments to the NEOs, relative to the target payments for the NEOs based on the achievement of the above noted, pre-established MBOs (covering both company and individual performance). The Compensation Committee also determines the overall bonus pool available for our broad-based employee annual bonus plan, based on the same MBO achievement criteria. This performance review necessarily involves a subjective assessment of corporate and individual performance by the Compensation Committee as it relates to non-financial performance. The Compensation Committee believes that it is appropriate to use subjective assessments (within the context of the objective funding formula provided for in the stockholder approved Executive Bonus Plan) as part of the annual bonus determination in light of ICE’s healthy growth, its rapidly evolving industry, the existence of few direct peer companies, and the challenges inherent in establishing objective and strictly budget-based goals in a dynamic environment. The Compensation Committee reviews ICE’s performance relative to the MBOs throughout the year on a quarterly basis, and also monitors the bonus accruals throughout the fiscal year. The Compensation Committee strives to set the performance targets for the annual bonus plan at levels that are achievable but challenging, and incorporates a significant degree of “stretch” to encourage and reward outstanding corporate performance. The payout structure is leveraged to provide higher payments in years of exceptional performance and lower payments in years where performance is below the target level(s). While the 2011 goals were achieved, the Compensation Committee believes that these goals were sufficiently challenging given the economic and competitive conditions facing ICE.

In December 2011 and February 2012, the Compensation Committee reviewed ICE’s performance against the pre-established MBOs and the funding established in the Executive Bonus Plan for 2011, and authorized payments for the NEOs noted in the table below by applying the framework discussed above. While reviewing ICE’s performance, the Compensation Committee examined, among other things, financial and non-financial performance metrics to determine the annual bonus awards for 2011 and evaluated the cumulative bonus amounts of $6,336,151 for the NEOs relative to the pool funded by the stockholder approved Executive Bonus Plan of $27,767,550, which is equal to 3% of 2011 EBITDA. The following financial MBOs were evaluated for purposes of determining annual bonus awards:

Financial Metric	2011 Goal	2011 Actual	2011 Actual Compared to 2011 Goal	Change in 2011 Actual From 2010 Actual
Consolidated Revenues	$1,268 Million Increase of 10% from 2010	$1,327 Million	+5%	+15%
Consolidated Net Income Attributable to ICE	$469 Million Increase of 18% from 2010	$510 Million	+9%	+28%
Consolidated EBITDA	$890 Million Increase of 15% from 2010	$926 Million	+4%	+20%

The above financial performance yields an achievement of approximately 106% of the 2011 goals.

In addition to financial performance, the Compensation Committee considered the 2011 non-financial performance relative to MBOs that included, but was not limited to, the execution on our global credit default swap strategy, integration of acquisitions, enhanced product offerings, regulatory compliance, trading system performance, risk management initiatives, strategic initiatives and the advancement of clearing capabilities and financial performance.

The Compensation Committee also considered the following individual contributions:

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Mr. Sprecher: continued strategic foresight and market leadership; significant work with global regulators, lawmakers and investors; launch of BRIX, which is a joint venture Brazilian marketplace for electric power; strategic investment in Cetip, S.A., which is a publicly traded company in Brazil; leadership and business continuity during the attempted acquisition of NYSE Euronext with Nasdaq OMX; and progress on our global derivatives strategy, including energy and credit default swap execution, processing and clearing.

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Mr. Vice: new product launches; negotiation, execution and integration work with respect to strategic opportunities, including BRIX; overall system reliability; increased capacity and improved scalability of technology systems for trading, clearing and compliance systems; enhanced system functionality; advancement of options trading strategy and capabilities; and navigating and executing opportunities created by financial reform.

•

Mr. Hill: leadership in the integration of prior acquisitions; financial leadership, accurate and timely production of Company’s financial results and public filings; significant work with institutional investors and analysts; discipline in the management of our credit default swap business; leadership on, and coordination of, our clearing houses; and optimization of our capital and expense structure.

•

Mr. Goone: leadership position in securing new strategic relationships; leadership in Brazil initiatives; increased market share attributable to new initiatives; leadership in mobile trading platform initiatives; and advancement of options trading strategy and capabilities.

•

Mr. Marcial: improvements in the performance, capacity, reliability resiliency and stability of our trading systems; leadership on integration of acquisitions; and advancement of options trading capabilities.

The Compensation Committee also considered that Mr. Sprecher and ICE’s Investor Relations department achieved top rankings in Institutional Investor magazine’s 2012 All-America Executive Team for the second consecutive year. Mr. Sprecher was also voted “Best CEO” in the category of Brokers, Asset Managers and Exchanges by buy-side and sell-side analysts.

Based on these factors and accomplishments, the Compensation Committee determined that management exceeded their non-financial MBO’s for 2011. Further, the Compensation Committee considered the annual bonus payments to staff as a percentage of target opportunities, noting that high performing staff members received bonuses ranging from target to over 130% of target.

Based on the performance and considerations described above, the following annual bonus awards for fiscal year 2011 were approved by the Compensation Committee:

Name and Position	2011 Annual Bonus
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$2,289,000 (109% of target)

Charles A. Vice President and Chief Operating Officer	$1,391,250 (106% of target)

Scott A. Hill Senior Vice President, Chief Financial Officer	$993,750 (106% of target)

David S. Goone Senior Vice President, Chief Strategic Officer	$959,963 (106% of target)

Edwin D. Marcial Senior Vice President, Chief Technology Officer	$702,188 (107% of target)

All annual bonus awards for the NEOs were paid in cash during February 2012, and are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

The performance targets in 2012 will be substantially similar to those utilized in 2011. That is, the Executive Bonus Plan will continue, as approved by stockholders, to fund a bonus pool at the rate of 3% of EBITDA. The Compensation Committee will evaluate this funding, as well as ICE’s performance against double-digit Revenue, Net Income and EBITDA growth targets, as well as non-financial MBOs related to the enhancement of product offerings, regulatory compliance, integration of acquisitions, system performance and execution on our strategic initiatives. Please refer to the Investors & Media section of our website (www.theice.com) for publicly available information related to our financial performance.

Equity Compensation

The Compensation Committee believes that long-term incentives, primarily delivered through equity grants, are an effective vehicle to align the interests of executive officers with those of our stockholders, encourage ownership in ICE and serve as a retention tool through multi-year vesting schedules. ICE is sensitive to the concerns of its stockholders regarding the potential dilutive impact of equity awards, and also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing its grants. The Compensation Committee believes that the benefits to ICE stockholders resulting from equity award grants to our NEOs, including interest alignment and mitigation of incentives to take inappropriate business risks, however, outweigh the adverse effects of such potential dilution. The value of the equity awards granted to our NEOs is designed to target total direct compensation between the median and 75th percentile of ICE’s peer group, though actual awards may vary based on individual performance, internal equity considerations (including historical equity awards) and retention objectives.

In December 2009, the Compensation Committee approved an equity award to the executive officer group that included a mix of stock options (33% of the target award value) and performance-based restricted stock units (67% of the target award value). The performance-based restricted stock units were earned based on the accomplishment of 2010 EBITDA performance, subject to a market condition that reduced the number of shares that were earned above the target performance threshold by 10% based on ICE’s 2010 total stockholder return, or “TSR”, performance as compared to the S&P 500 index. The TSR condition required a reduction of the number of shares earned above target by 10% if the TSR on ICE’s Common Stock during 2010 was below the S&P 500 index by 10% or less and by 20% if the TSR on ICE’s Common Stock during 2010 was below the S&P 500 index by more than 10%. The number of shares that could have been earned under the performance-based awards was zero for performance below the threshold performance target, 50% of the target award for performance at the threshold, 100% of the target award for performance at the target, and 250% of the target award for performance at the maximum performance level. Both the stock options and the performance-based restricted stock unit awards vest over a three-year vesting schedule. The Compensation Committee determined that ICE’s EBITDA for the 2010 fiscal year was approximately 105% of the target for this award. ICE’s 2010 TSR trailed the S&P 500 TSR by less than 10%, which resulted in a 10% reduction to award levels above target. The combined impact of the above target EBITDA performance and the TSR reduction resulted in individual awards at 131.8% of the target level. The first tranche (1/3) of shares earned pursuant to performance-based restricted stock units granted on December 10, 2009 were delivered on February 11, 2011 following the Compensation Committee certification of the achievement of the performance target and the filing of ICE’s 2010 audited financial statements in its Form 10-K. Based on continued employment, the second tranche of shares earned pursuant to performance-based restricted stock units (1/3) vested in January 2012 and the final tranche of shares earned pursuant to performance-based restricted stock units (1/3) is scheduled to vest in January 2013.

As discussed in our 2011 proxy filing, we changed our annual equity award timing from December to January and, as a result, no equity award appears in the Summary Compensation Table row for the 2010 calendar year. We made this change to better align the annual equity awards with our annual performance review process. In establishing the January 2011 award levels, the Compensation Committee, with the assistance of Towers Watson, reviewed officer compensation matters at its meeting in May 2010 and found the following competitive positioning relative to peers:

Name and Position	Total Direct Compensation Positioning Relative to Peer Group
Jeffrey C. Sprecher Chairman and Chief Executive Officer	60th Percentile

Charles A. Vice President and Chief Operating Officer	60th Percentile

Scott A. Hill Senior Vice President, Chief Financial Officer	40th Percentile

David S. Goone Senior Vice President, Chief Strategic Officer	50th Percentile

Edwin D. Marcial Senior Vice President, Chief Technology Officer	50th Percentile

As a result, and in consultation with Towers Watson, the Compensation Committee determined that the long-term incentive awards reflected in the table below were appropriate. These awards were made in January 2011 and were consistent, in terms of target value, with the prior annual awards. The Compensation Committee also considered the overall mix of variable compensation delivered through cash and equity, the positioning relative to peers when considering each individual’s experience, and each individual’s continued level of individual performance and leadership.

The January 2011 equity award to the executive officer group included a mix of stock options (33% of the target award value) and performance-based restricted stock units (67% of the target award value). The performance-based restricted stock units were earned based on the accomplishment of 2011 EBITDA performance, subject to a stock market condition that could have reduced the number of shares that were earned above target based on ICE’s 2011 TSR performance as compared to the S&P 500 index. In the event ICE outperformed the EBITDA target for this award, the stock market condition could have reduced the number of shares earned above target by 10% if the TSR on ICE’s Common Stock during 2011 was below the S&P 500 index by 10% or less and by 20% if the TSR on ICE’s Common Stock during 2011 was below the S&P 500 index by more than 10%. The number of shares that could have been earned under the performance-based awards ranged from zero for performance below the threshold performance target, 50% of the target award for performance at the threshold, 100% of the target award for performance at the target, and 250% of the target award for performance at the maximum performance level. Both the stock option and performance-based restricted stock unit awards vest over a three-year vesting schedule assuming continued employment.

The following equity awards were made to the NEOs on January 11, 2011:

Name	Stock Options	Performance-Based Restricted Stock Units at Target Performance
Jeffrey C. Sprecher	22,732	25,528
Charles A. Vice	10,824	12,156
Scott A. Hill	8,118	9,117
David S. Goone	8,118	9,117
Edwin D. Marcial	5,412	6,078

The January 11, 2011 stock options have a strike price of $112.48, which was the closing price of our Common Stock on the grant date.

In February 2012, the Compensation Committee determined that ICE’s EBITDA for 2011 was approximately 105% of target. Pursuant to the terms of the awards, certain costs attributable to merger and acquisition activity were excluded based on the rationale that ICE does not want to discourage future acquisition attempts when the opportunity arises. Further, ICE’s 2011 TSR exceeded the S&P 500 and therefore no reduction in award level was triggered. The combined impact of the above-target EBITDA performance and the TSR performance resulted in individual awards at 139.8% of the target level. The first tranche (1/3) of shares earned pursuant to performance-based restricted stock units granted on January 11, 2011 were delivered on February 8, 2012. Based on continued employment, the second tranche (1/3) of shares earned is scheduled to vest in January 2013 and the final tranche (1/3) of shares earned is scheduled to vest in January 2014.

The following table illustrates the January 11, 2011 performance-based restricted stock units earned based on 2011 performance:

Name	Performance-Based Restricted Stock Units at Target Performance	Performance-Based Restricted Stock Units at Actual Performance (139.8% of Target)
Jeffrey C. Sprecher	25,528	35,688
Charles A. Vice	12,156	16,994
Scott A. Hill	9,117	12,745
David S. Goone	9,117	12,745
Edwin D. Marcial	6,078	8,497

Equity awards are normally approved at a regularly scheduled Compensation Committee meeting. ICE management is not authorized to approve equity awards for officer level employees, and does not have the discretion or authority to govern the timing of equity awards. In 2011, no equity awards for officers were approved outside of a Compensation Committee meeting. ICE uses the closing price of its Common Stock on the NYSE on the grant date for purposes of establishing the strike price of stock options and for accounting purposes of other equity awards. ICE has not issued stock options with an exercise price below the fair market value of its Common Stock on the date of grant.

Benefits and Perquisites

The benefits and perquisites offered to our executive officers are similar to those offered to all ICE employees. ICE provides medical insurance, life and disability insurance, and other benefits to executives that are generally available to other employees. For its U.S. executive officers, ICE provides an enhanced term life insurance benefit (calculated at five times salary less $100,000) and a supplemental disability insurance benefit that is designed to approximate the total benefit level (60% of eligible compensation) that cannot be afforded through the limits in our group disability plans ($10,000 per month). Our contributions to these benefits programs are included in the “All Other Compensation” section of the Summary Compensation table below. In January 2012, the Compensation Committee approved a Corporate Aircraft policy which, among other things, included the authorization of up to $75,000 of incremental cost to ICE for personal use of company-owned or leased aircraft by each of Mr. Sprecher and Mr. Vice. To the extent Mr. Sprecher or Mr. Vice use the aircraft for personal use in 2012, the non-reimbursed amount associated with such perquisite will be included in the 2012 Summary Compensation Table. There was no personal use of company-owned aircraft in 2011. Additionally in January 2012, the Compensation Committee approved the payment of $250,000 to the Federal Trade Commission on behalf of Mr. Sprecher in connection with filing fees for Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, filings required in part due to Mr. Sprecher’s participation in ICE’s equity compensation programs. Mr. Sprecher is responsible for taxes due as a result of ICE paying the filing fees and he was not provided a tax gross-up payment. This $250,000 will appear in the 2012 Summary Compensation Table as the payment was made in January 2012. There are no other perquisites provided to any of our executive officers that would require disclosure in the Summary Compensation Table.

Retirement Plans

We provide retirement benefits to U.S. corporate officers through a 401(k) retirement plan on the same terms and conditions as those offered to all ICE employees. Generally, we provide an immediately vested matching contribution of 100% of the first 5% of employee deferrals of eligible compensation, subject to Internal Revenue Service limits ($245,000 per individual in 2011). We do not offer a defined benefit pension plan or any other form of supplemental executive retirement plan.

Clawback Policy

We have adopted a compensation recoupment, or “clawback” policy, to permit ICE to seek recovery of performance-based incentive awards in the event of certain financial statement restatements. The clawback policy states:

Effective December 9, 2010, it is ICE’s policy that if ICE’s financial statements are required to be restated due to intentional misconduct and/or fraud, the Compensation Committee will, when deemed appropriate in its discretion, direct that ICE seek to recover all or a portion of any affected award made to officers who have engaged in the intentional misconduct and/or fraud that caused the need for the restatement with respect to any fiscal period of ICE. An “affected award” includes any cash or equity-based bonus or incentive compensation payment awarded or given to the employee after the effective date of this policy, and the net proceeds of any stock options exercised after the effective date of this policy, that were advantaged by the filing of the financial statements that were required to be restated.

The amount to be recovered from such individual shall be the estimated amount up to which the affected award exceeded the amount that would have been paid to (or received by) the employee had ICE’s financial statements been properly stated. The Compensation Committee has the authority to determine an appropriate recovery amount, if any, under the circumstances, and whether to initiate or continue pursuing a recovery, based upon factors consistent with the Compensation Committee’s exercise of its fiduciary duties and the Compensation Committee’s good faith reliance upon information, opinions or advice from professional advisors, consultants or experts.

Termination of Employment and Change of Control Payments

We have entered into employment agreements with each of our NEOs that provide benefits upon certain employment terminations and in connection with a “Change in Control” of ICE. The terms of these employment agreements are discussed in more detail below. The Compensation Committee believes that employment agreements with termination and certain Change in Control protections are appropriate and necessary to attract and retain executive level talent, and to mitigate uncertainty and distraction of our management team in the event that the employment of any of our NEOs terminates. The Compensation Committee intends that the terms of NEO employment agreements are consistent with market practice, as adjusted for our business considerations, and periodically reviews the terms of our NEOs’ employment agreements compared to market practice. In 2012 the Compensation Committee revised our NEO’s employment agreements to, among other things, remove the Code Section 280G “golden parachute” excise tax gross-up provisions (Mr. Hill’s employment agreement had been amended to remove this provision in 2010) and make certain other changes determined to be appropriate to reflect market practice and the current needs of our businesses.

The Change in Control protections require a “double trigger” (i.e., two events must occur before any severance payment is made: there must be a Change in Control and the executive officer’s employment must be terminated) before a payment is provided. The Compensation Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control because the Compensation Committee believes this to be more consistent with the purpose of encouraging the continued employment of our NEOs following a Change in Control. In the exchange industry, mergers and acquisitions resulting in a Change in Control are common and the Compensation Committee believes that the Change in Control provisions allow our executives to devote their time to the duties of running the business without being distracted by a potential Change in Control. Furthermore, the Change in Control provisions provide significant retention value with respect to our NEOs.

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interest of stockholders for ICE’s executives and directors to own a significant amount of ICE Common Stock. Moreover, a meaningful direct ownership stake by our executives and directors demonstrates to our other investors and stockholders a strong alignment of interests and commitment to ICE’s success, and also provides a structural mechanism to discourage our executives from taking inappropriate business risks. Accordingly, ICE’s Stock Ownership Policy is applicable to all ICE officers (including all of the NEOs) and directors, and requires the following level of ownership (expressed as a multiple of base salary for executives and a multiple of annual cash retainer for directors):

Position	Ownership Multiple
Chief Executive Officer	10 times base salary
President	4 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents and any other corporate officer	1 times base salary
Members of the Board of Directors of ICE	5 times annual cash retainer

In establishing the ownership multiple, the Compensation Committee considered information about ownership multiples at its peer companies and recommendations from third-party groups such as Institutional Shareholder Services (or ISS) and Towers Watson. “Ownership,” for purposes of this Stock Ownership Policy, includes: (i) shares of ICE Common Stock that are owned outright (including those held by a spouse or dependent children), (ii) vested “in the money” stock options, and (iii) unvested restricted stock, restricted stock units and any deferred vested restricted stock units that are not subject to any performance-based vesting metric. All unvested stock options, “underwater” stock options and unearned performance-based equity awards do not count towards the ownership targets. A newly appointed corporate officer will have five years from his or her date of hire or appointment as an officer to comply with this Stock Ownership Policy and a new director will have three years from his or her date of joining the Board of Directors to comply with this Stock Ownership Policy. The Compensation Committee will monitor the ownership levels of its executives and directors during this transition period.

To facilitate meeting the minimum holding requirements as specified in this Stock Ownership Policy in a timely fashion, the Compensation Committee recommends that all corporate officers and directors retain a minimum of 50% of the net value of shares obtained pursuant to each stock option exercise and the vesting of restricted shares for all future grants of stock options or restricted stock until such corporate officer or director has satisfied the minimum stock ownership targets for his or her position. Further, the Compensation Committee recommends that for all future grants of stock options or restricted stock to the Chief Executive Officer, the Chief Executive Officer should retain a minimum of 50% of the net value of each stock option exercise and vesting of restricted shares for three years beyond the applicable exercise or vesting date.

The Compensation Committee monitors the stock ownership levels of our officers and directors on at least an annual basis. In the event of a corporate officer or director’s noncompliance with ICE’s stock ownership policy, the Compensation Committee will review the facts and circumstances regarding the noncompliance and will use its discretion in determining the appropriate corrective actions and/or penalties. Such corrective actions and penalties include, but are not limited to, instructing the officer or director to buy shares of our Common Stock in the open market to comply with the Stock Ownership Policy, reducing or eliminating future equity grants to the officer or director until they comply with the Stock Ownership Policy or issuing a warning to the officer or director. To date, there have been no instances of noncompliance.

As detailed in the following table, each of the current NEOs is currently in compliance with the Stock Ownership Policy:

Name and Position	Ownership Multiple of Base Salary Requirement	Actual Stock Ownership Multiple of Base Salary*
Jeffrey C. Sprecher Chairman and Chief Executive Officer	10 times	172 times

Charles A. Vice President and Chief Operating Officer	4 times	8 times

Scott A. Hill Senior Vice President, Chief Financial Officer	2 times	5 times

David S. Goone Senior Vice President, Chief Strategic Officer	2 times	7 times

Edwin D. Marcial Senior Vice President, Chief Technology Officer	2 times	7 times

*	As defined in the Stock Ownership Policy and summarized above as of the record date.

Policy on Deductibility of Compensation

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. Performance-based compensation that has been approved by ICE’s stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Compensation Committee of the Board of Directors that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)).

Our policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives, and accordingly retains discretion to award compensation that exceeds deductibility limitations if it deems appropriate in the circumstances. To affect this policy, we maintain two incentive plans (each approved by stockholders in 2009) designed to be compliant with Section 162(m) in order to preserve ICE’s ability to provide compensation that is “performance-based” within the meaning of the Code and therefore preserve ICE’s ability to maximize the deductibility of executive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information relating to the compensation earned by the NEOs for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Stock Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)(5)
Jeffrey C. Sprecher	2011	1,041,667	3,933,888	1,385,970	2,289,000	25,255	8,675,780
Chairman and Chief Executive Officer	2010	908,333	—	—	2,250,000	25,020	3,183,353
	2009	780,000	3,634,553	1,385,997	1,846,800	25,020	7,672,370

Scott A. Hill	2011	616,667	1,404,881	494,954	993,750	21,391	3,531,643
Senior Vice President, Chief Financial Officer	2010	507,917	299,908	—	870,000	17,222	1,695,047
	2009	414,000	1,297,981	494,974	631,800	17,222	2,855,977

Charles A. Vice	2011	733,333	1,873,249	659,939	1,391,250	21,494	4,679,265
President and Chief Operating Officer	2010	600,000	—	—	1,000,000	21,817	1,621,817
	2009	530,000	1,730,641	659,999	680,400	21,817	3,622,857

David S. Goone	2011	599,115	1,404,881	494,954	959,963	23,694	3,482,607
Senior Vice President, Chief Strategic Officer	2010	538,750	—	—	800,000	21,049	1,359,799
	2009	488,000	1,297,981	494,974	583,200	21,049	2,885,204

Edwin D. Marcial	2011	520,833	936,624	329,970	702,188	18,437	2,508,052
Senior Vice President, Chief Technology Officer	2010	460,833	—	—	605,000	18,273	1,084,106
	2009	406,000	865,217	329,999	486,000	18,300	2,105,516

Notes

(1)	The amounts in this column represent the aggregate grant date fair value of all restricted stock grants in the calendar year, calculated in accordance with FASB Accounting Standards Codification 718, or ASC Topic 718, and described in Note 10 to our Consolidated Financial Statements for 2011 (filed with our Annual Report on Form 10-K). Performance-based restricted stock unit awards were granted in January 2011.

The 2011 values reflect actual performance-based restricted stock unit awards earned based on our 2011 EBITDA performance, based on grant date fair value. The 2009 values reflect actual performance based restricted stock unit awards earned based on ICE’s 2009 EBITDA performance, less a haircut applied for 2009 total shareholder return performance relative to a market index. Details of the awards are discussed more fully in the Equity Compensation section of the CD&A.

(2)	The amounts in this column represent the aggregate grant date fair value of all stock option grants in the calendar year. Details of the 2011 stock option awards are included in the CD&A. These values were calculated in accordance with FASB ASC Topic 718.

(3)	The amounts in this column represent fiscal year 2009 through 2011 bonus awards that were paid in February of the following calendar year. For 2011, during February 2012 the NEOs were paid the amounts reported in the 2011 row of the “Non-Equity Incentive Plan Compensation” column under the Executive Bonus Plan, or EBP. Please see further discussion of these amounts in the “Annual Bonus” section of the CD&A and footnote 2 of the “2011 Grants of Plan-Based Awards” table.

(4)	The amounts in this column represent the items in the “All Other Compensation” table below.

(5)	As discussed more fully in the CD&A, as a result of granting performance-based stock and option awards in January 2011, instead of December 2010, calendar year 2010 total compensation figures do not include these awards. We plan to continue granting performance-based stock and option awards in January of each year going forward.

2011 All Other Compensation

The following table provides details regarding the perquisites received by each of the NEOs, as well as the other elements of compensation listed in the “All Other Compensation” column of the Summary Compensation Table, for the fiscal year ended December 31, 2011.

Name	401(k) Matching Contributions ($)(1)	Life Insurance Premium ($)(2)	Disability Insurance Premium ($)(3)	Total ($)

Jeffrey C. Sprecher	12,250	4,147	8,858	25,255

Scott A. Hill	12,250	1,528	7,613	21,391

Charles A. Vice	12,250	2,405	6,839	21,494

David S. Goone	12,250	2,871	8,573	23,694

Edwin D. Marcial	12,250	925	5,262	18,437

Notes

(1)	The amounts in this column represent fiscal year 2011 matching contributions under our 401(k) and Profit Sharing Plan. The matching formula is 100% of the first 5% of the eligible employee’s compensation contributed to the 401(k) Plan, subject to plan and statutory limits. Each NEO participates under the same terms and conditions as all other eligible employees.

(2)	The amounts in this column represent fiscal year 2011 payments of term life insurance policy premiums.

(3)	The amounts in this column represent fiscal year 2011 payments of supplemental disability insurance policy premiums.

2011 Grants of Plan-Based Awards

The following table presents information relating to equity awards granted to the NEOs in fiscal year 2011. References in the table to “2009 OIP” refer to the 2009 Omnibus Incentive Plan and “EBP” refer to the Executive Bonus Plan.

Name	Grant Date and Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Shares of Stock or Units (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey C. Sprecher
2009 OIP	1/11/2011								22,732	112.48	1,385,970
2009 OIP	1/11/2011					12,764	25,528	63,820
EBP		N/A	2,100,000	(3)	N/A

Scott A. Hill
2009 OIP	1/11/2011								8,118	112.48	494,954
2009 OIP	1/11/2011					4,559	9,117	22,793
EBP		N/A	937,500	(3)	N/A

Charles A. Vice
2009 OIP	1/11/2011								10,824	112.48	659,939
2009 OIP	1/11/2011					6,078	12,156	30,390
EBP		N/A	1,312,500	(3)	N/A

David S. Goone
2009 OIP	1/11/2011								8,118	112.48	494,954
2009 OIP	1/11/2011					4,559	9,117	22,793
EBP		N/A	905,625	(3)	N/A

Edwin D. Marcial
2009 OIP	1/11/2011								5,412	112.48	329,970
2009 OIP	1/11/2011					3,039	6,078	15,195
EBP		N/A	656,250	(3)	N/A

Notes

(1)	Represents performance-based restricted stock units granted on January 11, 2011 with a three year vesting schedule (33.3% at approval of 2011 actual performance compared to the targets, and 33.3% on each of the first business days in January 2013 and 2014). The number of shares issued is determined based on the accomplishment of a 2011 financial target as well as the company's total shareholder return relative to the S&P 500 index. Please see the “Equity Compensation” section of the CD&A for additional discussion of this grant. The grant date fair value of this award was calculated in accordance with ASC Topic 718, and such accounting is further described in Note 10 to our Consolidated Financial Statements for 2011 (filed with our annual Report on Form 10-K). The actual performance-based restricted stock units earned based on 2011 performance were: Mr. Sprecher: 35,688 shares; Mr. Hill: 12,745 shares; Mr. Vice: 16,994 shares; Mr. Goone: 12,745 shares; and Mr. Marcial: 8,497 shares.

(2)	Please see the “Equity Compensation” section of the CD&A for additional information regarding equity grants to our NEOs in January 2011.

(3)	Represents full-year target bonus payout levels. Bonus targets as a percentage of salary for 2011 were as follows: 200% of salary for Mr. Sprecher, 175% of salary for Mr. Vice, 150% of salary for Messrs. Goone and Hill and 125% of salary for Mr. Marcial. Actual awards granted in any given year may range from no payouts to bonus payments above the established target levels, in accordance with the terms of the Executive Bonus Plan. For fiscal 2011, pursuant to the Executive Bonus Plan, the Compensation Committee authorized the following cash payments: Mr. Sprecher: $2,289,000, Mr. Hill: $993,750, Mr. Vice: $1,391,250, Mr. Goone: $959,963, and Mr. Marcial: $702,188.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information relating to outstanding equity awards held by the NEOs for the fiscal year ended December 31, 2011, based on the closing price of $120.55 for our Common Stock on the NYSE on December 31, 2011. References in the table to “2000 SOP” refer to the 2000 Stock Option Plan and “2005 EIP” refer to the 2005 Equity Incentive Plan and “2009 OIP” refer to the 2009 Omnibus Incentive Plan.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (# Exercisable) (1)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey C. Sprecher
2000 SOP	12/22/2006		36,802	—	104.23	12/22/2016
2000 SOP	12/28/2007		14,550	—	189.43	12/28/2017
2000 SOP	12/16/2008		27,432	—	80.17	12/16/2018
2009 OIP	12/10/2009		18,412	9,203	106.00	12/10/2019
2009 OIP	1/11/2011		—	22,732	112.48	1/11/2021
2005 EIP	12/16/2008	(3)					13,850	1,669,618
2009 OIP	12/10/2009	(4)					23,327	2,812,070
2009 OIP	1/11/2011	(5)					35,688	4,302,188

Scott A. Hill
2000 SOP	5/14/2007		3,878	—	138.80	5/14/2017
2000 SOP	12/28/2007		5,560	—	189.43	12/28/2017
2000 SOP	12/16/2008		8,194	—	80.17	12/16/2018
2009 OIP	12/10/2009		6,575	3,287	106.00	12/10/2019
2009 OIP	1/11/2011		—	8,118	112.48	1/11/2021
2005 EIP	12/16/2008	(3)					3,957	477,016
2009 OIP	12/10/2009	(4)					8,331	1,004,302
2009 OIP	3/03/2010	(6)					1,863	224,585
2009 OIP	1/11/2011	(5)					12,745	1,536,410

Charles A. Vice
2000 SOP	12/22/2006		12,100	—	104.23	12/22/2016
2000 SOP	12/28/2007		11,120	—	189.43	12/28/2017
2000 SOP	12/16/2008		5,123	—	80.17	12/16/2018
2009 OIP	12/10/2009		8,767	4,383	106.00	12/10/2019
2009 OIP	1/11/2011		—	10,824	112.48	1/11/2021
2005 EIP	12/16/2008	(3)					5,936	715,585
2009 OIP	12/10/2009	(4)					11,108	1,339,069
2009 OIP	1/11/2011	(5)					16,994	2,048,627

David S. Goone
2000 SOP	12/22/2006		1,918	—	104.23	12/22/2016
2000 SOP	12/28/2007		8,900	—	189.43	12/28/2017
2000 SOP	12/16/2008		4,662	—	80.17	12/16/2018
2009 OIP	12/10/2009		6,575	3,287	106.00	12/10/2019
2009 OIP	1/11/2011		—	8,118	112.48	1/11/2021
2005 EIP	12/16/2008	(3)					3,957	477,016
2009 OIP	12/10/2009	(4)					8,331	1,004,302
2009 OIP	1/11/2011	(5)					12,745	1,536,410

Edwin D. Marcial
2000 SOP	12/11/2003		6,669	—	8.00	12/11/2013
2000 SOP	12/22/2006		5,647	—	104.23	12/22/2016
2000 SOP	12/28/2007		6,450	—	189.43	12/28/2017
2000 SOP	12/16/2008		4,916	—	80.17	12/16/2018
2009 OIP	12/10/2009		4,383	2,192	106.00	12/10/2019
2009 OIP	1/11/2011		—	5,412	112.48	1/11/2021
2005 EIP	12/16/2008	(3)					2,374	286,186
2009 OIP	12/10/2009	(4)					5,553	669,414
2009 OIP	1/11/2011	(5)					8,497	1,024,313

Notes

(1)

Stock options granted after 2007 vest over a three-year period (33.33% on the one year anniversary date of the grant date and the balance ratably on a monthly basis over the remaining 24 months). Stock options granted through 2007 vest over a four-year period (25% on the one-year anniversary date of the grant date and the balance ratably on a monthly basis over the remaining 36 months).

(2)	Market value of stock awards calculated based on the closing price of our Common Stock on the NYSE on December 31, 2011: $120.55.

(3)	Represents performance-based restricted stock units granted on December 16, 2008 and earned based on the achievement of 2009 financial performance vs. a pre-established target, as well as performance of ICE Common Stock vs. the Dow Jones Global Exchange Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2009 actual performance compared to the target, and 33.3% on each of the first business days in January 2011 and 2012). Payout value reflects actual performance, which was 119.6% of the target performance level.

(4)	Represents performance-vesting restricted stock units granted on December 10, 2009 and earned based on the achievement of 2010 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2010 actual performance compared to the target, and 33.3% on each of the first business days in January 2012 and 2013). Payout values reflect actual performance, which was 131.8% of the target performance level.

(5)	Represents performance-vesting restricted stock units granted on January 11, 2011 and earned based on the achievement of 2011 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2011 actual performance compared to the target, and 33.3% on each of the first business days in January 2013 and 2014). Payout values reflect actual performance, which was 139.8% of the target performance level.

(6)	Represents time-based restricted stock units granted on March 3, 2010 with a three-year vesting schedule (33.3% per year on each anniversary of the date of grant).

Option Exercises and Stock Vested During 2011

The following table presents information relating to stock option awards exercised and stock awards vested, respectively, during fiscal year 2011 for the NEOs.

	Option Awards Exercised in 2011		Stock Awards Vested in 2011
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Vested (2)	Value Realized ($)(3)

Jeffrey C. Sprecher	11,586	1,162,715	29,370	3,540,554

Scott A. Hill	—	—	10,527	1,269,030

Charles A. Vice	—	—	14,439	1,732,312

David S. Goone	801	39,914	10,482	1,718,670

Edwin D. Marcial	—	—	6,861	827,094

Notes

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the stock options.

(2)	These shares represent performance-based restricted stock units initially granted on December 28, 2007, December 16, 2008, and December 10, 2009 that vested in 2011. Please see the “Equity Compensation” section of the CD&A for additional discussion of these restricted stock units.

(3)	The amounts in this column are calculated by multiplying the number of shares that in each case vested during 2011 by the fair market value of our Common Stock on the vesting date.

2011 Nonqualified Defined Contribution and Other Deferred Compensation Plans

We do not maintain any nonqualified defined contribution plans or nonqualified deferred compensation plans, such as a supplemental executive retirement plan, 401(k) excess plan, or other vehicles to defer the receipt of cash or equity compensation.

Employment Agreements and Other Factors Affecting 2011 Compensation

We have entered into employment agreements with each of the NEOs that contain provisions that govern compensation in the event of termination for cause, termination by ICE unrelated to a change in control, and termination by ICE after a change in control. The material provisions regarding the employment agreements and the provisions governing these termination scenarios are described below. ICE executed amended and restated versions of its employment agreements in December 2008, which were included on a Current Report on Form 8-K that was filed with the SEC on January 7, 2009. In addition, as reported on a Current Report on Form 8-K that was filed with the SEC on May 26, 2010, ICE entered into an amended and restated employment agreement with Scott Hill, ICE’s Senior Vice President and Chief Financial Officer. The primary purpose of the amendment was to extend the term of Mr. Hill’s employment agreement from two years to three years. In connection with this extension, ICE and Mr. Hill agreed to remove the Code Section 280G excise tax gross-up provision from Mr. Hill’s amended and restated employment agreement. Furthermore, as reported on a Current Report on Form 8-K that was filed with the SEC on February 24, 2012, ICE entered into revised employment agreements with each of the NEOs. Among other modifications, the revisions (1) removed the Code Section 280G excise tax gross-up provision from the revised employment agreements for each executive other than Mr. Hill (whose employment agreement had previously been amended to remove this provision); (2) changed the calculation for the “bonus” portion of each executive’s cash severance amount from a fixed percentage of base salary to a formula based on the executive’s actual bonus payments; (3) clarified treatment of the executive’s equity awards, in each case, as paid or provided in connection with termination of employment by ICE other than for “cause” or the executive’s resignation for “good reason” (each as defined below); (4) increased the time period for eligibility for “change in control” severance treatment for a qualifying employment termination to 180 days (compared to 90 days as previously provided) preceding a change in control; (5) modified the “good reason” definition to include the failure of ICE’s successor to assume the executive’s employment agreement and the receipt of a notice of non-renewal of the employment agreement term during the three years following a “change in control”; and (6) updated the salary of each NEO (as described above).

Term of Employment

Each employment agreement with our NEOs provides for an initial employment term of three years for Messrs. Sprecher, Vice, Goone and Hill, and two years for Mr. Marcial, which will be automatically extended every six months during the term of each agreement so that the remaining term of the agreement is never more than three years or less than two and a half years, in the case of Messrs. Sprecher, Vice, Goone and Hill, and never more than two years or less than one and a half years in the case of Mr. Marcial, unless either ICE or the executive, prior to the date of extension, give written notice to the other that there will be no extension. The effect of this provision is to ensure that the term remaining under any of these agreements is never more than the initial term and never less than six months less than the initial term.

Base and Bonus Compensation

Each of our NEO’s employment agreements provides for an initial annual base salary, subject to increase, and an annual bonus that is reasonable in light of his contribution for that year and contributions made by and bonuses paid to ICE’s other senior executives for such year. In addition, each NEO is also to receive, from time to time, grants of awards under our equity plans, in each case as determined by the Compensation Committee or by the Board of Directors as a whole.

Non-competition

Each executive agrees under his employment agreement that for the term of his employment agreement or, if less, for the one-year period which starts on the date that his employment terminates, not to assume or perform any managerial or supervisory responsibilities and duties that are substantially the same as those that he performs for ICE for any other business entity that engages in operating global commodity and financial products marketplaces for the trading of physical commodities, futures contracts, options contracts, and other derivative instruments, providing risk management tools and clearing services and providing market data relating to these services in which ICE is engaged as of the date of termination of the executive’s employment or in which ICE proposes to engage under its business plan as in effect on such date, if any site of any of the offices or equipment of such competitive business is located in the United States, Canada, the United Kingdom or Singapore. The employment agreements provide that each executive may own up to five percent of the stock of a publicly traded company that engages in such competitive business so long as they are only passive investors and are not actively involved in such company in any way.

Non-solicitation

Each executive is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any of its customers or customers of its affiliates with whom the executive had contact, knowledge or association (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twenty-four month period immediately preceding the beginning of the “restricted period.” “Restricted period” means the remainder of the executive’s term of employment without regard to the reason for the executive’s termination of employment (as such initial term may have been extended under the agreement).

Each executive is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any other officer, employee or independent contractor of ICE or its affiliates with whom the executive had contact, knowledge or association to terminate his employment or business relationship with ICE or its affiliates (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twelve-month period immediately preceding the beginning of the “restricted period.”

Confidentiality Provisions

Each of the executives named above is subject to customary confidentiality provisions during the term of employment and for a five year period after termination, and each executive must not use or disclose any of ICE’s trade secrets for as long as they remain trade secrets.

Termination for Cause or Executive Resignation Other than for Good Reason

If ICE terminates an executive for “Cause,” as such term is defined below, if any such executive resigns other than for “Good Reason,” as such term is defined below, or if the executive’s employment terminates as a result of his death or disability, ICE must pay the executive, among other benefits, all accrued but unpaid salary, annual bonus, if any, and unreimbursed expenses. If an executive’s employment terminates as a result of his death, any unvested stock options, unvested restricted stock units and unvested performance share units from awards made in 2009 or later will become immediately vested.

Termination Unrelated to a Change in Control

If the termination of an executive occurred prior to December 31, 2011 and was unrelated to a “Change in Control”, as such term is defined below, ICE would have been required to pay a lump sum cash payment equal to his salary and cash bonus for the remainder of the employment term, with the bonus so paid equal to the greater of the last annual bonus paid to him prior to termination and a specified percentage of base salary. The specified percentages for the bonus figure are 200% of salary for Mr. Sprecher, 175% of salary for Mr. Vice, 150% for Messrs. Goone and Mr. Hill and 125% for Mr. Marcial. In addition, any stock options or other equity awards granted after the date of the original employment agreement would have become exercisable or earned upon the executive’s termination. Further, ICE would have been required to continue to make available coverage under the employee benefits plans as if an executive remained employed for the “Welfare Benefit Continuation Period,” which is defined as two years for Messrs. Sprecher, Vice, Goone, and Hill, and one and one-half years for Mr. Marcial. If an executive delivered written notice that there will not be an extension of the agreement to ICE, the Welfare Benefit Continuation Period is the shorter of the period defined above or the balance of the term of the Employment Agreement.

As of February 2012, the employment agreements were revised to change the bonus portion of the cash severance payment to provide that instead of payout based on a fixed percentage of base salary, the executive would instead be entitled to receive a payout equal to a multiple of the term of the executive’s agreement times the greater of the average of the last three bonuses and the last bonus paid to the executive prior to termination.

“Cause,” as used in the employment agreements, generally means: (i) the employee is convicted of, pleads guilty to, or otherwise admits to any felony or act of fraud, misappropriation or embezzlement; (ii) the employee knowingly engages or fails to engage in any act or course of conduct that is (a) reasonably likely to adversely affect ICE’s rights or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading the products defined in the non-competition section or (b) that violates the rules of any exchange or market on which ICE effects trades (or at such time are actively contemplating effecting trades) and is reasonably likely to lead to a denial of ICE’s right or qualification to effect trades on such exchange or market; (iii) there is any act or omission by the employee involving malfeasance or gross negligence in the performance of his duties and responsibilities or the exercise of his powers to the material detriment of ICE; or (iv) the employee (a) breaches any of the covenants made under his employment agreement or (b) violates any provision of any code of conduct adopted by ICE that applies to him if the consequence to such violation ordinarily would be a termination of his employment.

“Change in Control,” as used in the employment agreements, generally means: (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of any outstanding ICE securities eligible to vote in an election of directors (subject to certain exceptions, including if such person is the executive, an entity controlled by the executive or group of which the executive is a member); (ii) any dissolution or liquidation of ICE or any sale or disposition of 50% or more of ICE’s assets or business; or (iii) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE, unless (a) the persons who were the beneficial owners of outstanding ICE securities eligible to vote in an election of directors immediately before the consummation of such transaction hold more than 60% of the voting power immediately following the consummation of such transaction, and (b) each such person holds such securities in substantially the same proportion immediately following the consummation of such transaction as each such person had held immediately prior to the consummation of such transaction.

“Good Reason” generally means: (i) there is a material reduction in the executive’s base salary or opportunity to receive any annual bonus and equity grants without the executive’s express written consent; (ii) there is a material reduction in the scope, importance or prestige of the executive’s duties; (iii) ICE transfers the executive’s primary work site to a site that is more than thirty miles from his then current work site; (iv) ICE, after a Change in Control, changes the executive’s job title or fails to continue to make available to the executive the same or equivalent plans, programs and policies; (v) there is a material breach of his employment agreement; or (vi) in the case of Mr. Sprecher, ICE fails to nominate Mr. Sprecher for re-election to the Board of Directors.

As of February 2012, the definition of “Good Reason” was revised to also include the executive’s receipt of a notice of non-renewal during the three years following a Change in Control or the failure of ICE’s successor to assume the executive’s employment agreement. The revised employment agreements also amended clause (iv) of the above definition to require changes in job title to be material.

Termination Following a Change in Control

If the termination occurred during 2011 and after the effective date of a Change in Control of ICE, ICE would have been required to pay the executive a lump sum amount of cash equal to a multiple of his salary and bonus. This multiple is three for Messrs. Sprecher, Vice, Goone and Hill, and two for Mr. Marcial. In these circumstances, the applicable bonus amount would have been the greater of the executive’s last annual bonus and a specified percentage of base salary. The specified percentages for the bonus figure are 200% of salary for Mr. Sprecher, 175% of salary for Mr. Vice, 150% for Messrs. Goone and Mr. Hill and 125% for Mr. Marcial. ICE must continue to make available coverage under the employee benefits plans as if an executive remained employed for the Welfare Benefit Continuation Period. If an executive delivers written notice to ICE, the Welfare Benefit Continuation Period is the shorter of the period defined above or the balance of the term of the Employment Agreement. All gross-up provisions for tax consequences have been removed from the employment agreements; therefore no officers are eligible for gross-up payments.

An executive terminated following, or as a result of, a Change in Control will be entitled to exercise his stock options that had been granted after entering into the employment agreement for the same period as if the executive had continued in employment through the remainder of his term. All of the executive’s stock options or other forms of equity awards granted after the date of the employment agreement will become exercisable or vest upon the executive’s termination.

As of February 2012, the employment agreements were revised to change the bonus portion of the cash severance payment to provide that instead of payout based on a fixed percentage of base salary, the executive would instead be entitled to receive a payout equal to a multiple of the term of the executive’s agreement times the greater of the average of the last three bonuses paid to executive prior to termination, the last bonus paid to executive prior to the effective date of a Change in Control and the last bonus paid to executive prior to termination.

2011 Payments upon Termination

The following table presents the estimated benefits and payments for termination of the NEOs unrelated to a Change in Control and following a Change in Control, assuming the termination took place on the last business day of the most recently completed fiscal year. For certain items below, the values are based on the closing price of $120.55 for our Common Stock on the NYSE on December 31, 2011.

Name	Termination for Cause ($)	Voluntary Resignation Other Than for Good Reason ($)	Disability ($)	Death ($)	Termination by ICE Unrelated to a Change in Control ($)	Termination Following a Change in Control ($)
Jeffrey C. Sprecher
Cash Severance(1)	—	—	—	—	9,900,000	9,900,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	38,500	38,500
Value of Equity Awards Subject to Accelerated Vesting (3)	139	139	139	6,025,894	7,695,373	7,695,373
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	—

Total:	139	139	139	6,025,894	17,633,873	17,633,873

Scott A. Hill
Cash Severance(1)	—	—	—	—	4,485,000	4,485,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	47,580	47,580
Value of Equity Awards Subject to Accelerated Vesting (3)	40	40	40	2,878,674	3,355,651	3,355,651
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	N/A

Total:	40	40	40	2,878,674	7,888,231	7,888,231

Charles A. Vice
Cash Severance(1)	—	—	—	—	5,250,000	5,250,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	47,780	47,780
Value of Equity Awards Subject to Accelerated Vesting (3)	59	59	59	3,538,878	4,254,403	4,254,403
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	—

Total:	59	59	59	3,538,878	9,552,183	9,552,183

David S. Goone
Cash Severance(1)	—	—	—	—	4,212,000	4,212,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	52,200	52,200
Value of Equity Awards Subject to Accelerated Vesting (3)	40	40	40	2,654,089	3,131,066	3,131,066
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	—

Total:	40	40	40	2,654,089	7,395,266	7,395,266

Edwin D. Marcial
Cash Severance(1)	—	—	—	—	3,390,000	3,390,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	24,880	24,880
Value of Equity Awards Subject to Accelerated Vesting(3)	24	24	24	1,769,320	2,055,482	2,055,482
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	—	—	—	—	—	—

Total:	24	24	24	1,769,320	5,470,362	5,470,362

Notes

(1)

These amounts represent the lump sum cash severance payments in accordance with employment agreements (as discussed in the preceding narrative) under certain termination scenarios as described in the table. These calculations assume all earned base salary and annual incentive payments have been paid. For a termination unrelated to a change in control, the duration of the remaining employment term has been assumed to equal three years for Messrs. Sprecher, Vice, Goone and Hill, and two years for Mr. Marcial. Also, in light of the assumed termination date of December 31, 2011, the fiscal year 2010 bonus that was paid in February 2011 is the last bonus paid for purposes of the severance calculation under the employment agreements.

(2)	The welfare benefit continuation costs include medical, dental, basic life insurance, and executive life insurance premiums. No additional costs are assumed at the end of the welfare benefit continuation period, as described above.

(3)	The market value of stock awards is calculated based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2011: $120.55. These costs include the repurchase of unvested restricted stock granted under the 2005 Equity Incentive Plan at the price of $.01 per share under certain termination scenarios, and the acceleration of vesting of unvested equity awards under other termination scenarios as described above. These amounts do not include the value of vested equity awards as of December 31, 2011.

(4)	These amounts include the payment of golden parachute excise taxes and income tax gross-up payments, if applicable, under Internal Revenue Code Section 280G. In light of the assumed termination date of December 31, 2011, the “Base Amount” for these calculations uses the five-year W-2 compensation from 2006 through 2010. Mr. Hill’s contract does not include a Section 280G tax gross-up provision. Section 280G tax gross-up provisions were removed from the contracts for Messrs. Sprecher, Vice, Goone and Marcial in February 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are also ICE employees do not receive additional compensation for serving as directors. For 2011, non-employee director compensation consisted of:

•	An annual retainer of $60,000;

•	An annual retainer of $10,000 for committee members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee;

•

An annual retainer for committee chairpersons (in lieu of the committee member retainers described above) of: $25,000 for the Audit Committee; $20,000 for the Compensation Committee; and $20,000 for the Nominating and Corporate Governance Committee;

•	A lead director fee of $50,000 (Mr. Salerno has been chosen to serve as the lead director in 2012); and

•

A grant of $175,000 in the form of restricted stock units that vest one year from the date of grant (with the number of units calculated at the time of grant by dividing the annual grant value by the closing price per share on the grant date).

Due to an internal reorganization that moved ICE’s over the counter energy trading business into an operating subsidiary, the Regulatory Oversight Committee ceased to be a parent level committee in 2011 and is now a subsidiary level committee. Directors do not receive fees for individual Board of Directors or committee meetings in addition to the annual retainers referenced above. Non-employee directors are permitted to elect a restricted share deferral mechanism for cash fees through the 2003 Restricted Stock Deferral Plan for Outside

Directors, which are made through annual elections prior to the year of service, with a 10% discount on the value of Common Stock for any fees deferred through this method. In addition to the above fees, upon the initial appointment or election to the board, a director will receive a one-time grant of $100,000 in the form of restricted stock units that vest over three years from the date of grant (with the number of units calculated at the time of grant by dividing the annual grant value by the closing price per share on the date of grant).

As with its executive compensation program, the Compensation Committee utilizes the services of an independent compensation consultant to benchmark the competitiveness of its director compensation program. The Compensation Committee reviewed a director compensation benchmarking report in May 2011 from Towers Watson that analyzed each aspect of director compensation against the same peer companies that were utilized for the executive compensation benchmarking report. Based on the results of this report and consultation with its compensation consultant, the Compensation Committee did not make any changes to the ICE director equity compensation framework above during 2011, but did increase the annual cash retainer from $45,000 to $60,000.

In addition, some non-management directors who also serve as directors on the boards of our subsidiaries receive additional compensation for such services. In 2011, nine of our non-management directors served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe Limited, ICE Clear Credit, LLC, ICE Futures U.S., Inc., ICE Clear U.S., Inc., ICE U.S. OTC Commodity Markets, LLC and Chicago Climate Futures Exchange, LLC. We also provide office space for certain of our directors that serve as chairperson of the board of directors of an operating subsidiary.

Director Compensation Table

The following table presents information relating to compensation for our directors for the fiscal year ending December 31, 2011.

Name and Principal Position	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles R. Crisp	82,917	174,944	15,000	272,861
Jean-Marc Forneri(4)	66,250	174,944	67,936	309,130
Fred W. Hatfield	81,250	199,936	95,000	376,186
Terrence F. Martell	66,250	199,936	115,000	381,186
Sir Callum McCarthy	66,250	174,944	52,546	293,740
Sir Robert Reid	76,250	199,936	77,665	353,851
Frederic V. Salerno	127,084	199,936	16,550	343,570
Judith Sprieser	90,416	199,876	18,450	308,742
Vincent Tese	76,250	199,936	55,000	331,186
Judd Gregg(5)	52,500	274,886	7,500	334,886

Notes

(1)	The amounts in this column represent fiscal year 2011 cash payments for Board and committee retainers that were not deferred through the 2003 Restricted Stock Deferral Plan for Outside Directors.

(2)	The amounts in this column represent the aggregate fair value of all restricted stock grants in the 2011 calendar year calculated in accordance with ASC Topic 718, which is equal to our closing stock price on the grant date times the number of shares granted. Grants to directors in 2011 were approved on March 2, 2011.

(3)	The amounts in this column represent fees paid in cash and equity to directors that also served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe Limited, ICE Futures U.S., Inc., ICE Clear Credit, LLC, Chicago Climate Futures Exchange, LLC, ICE U.S. OTC Commodity Markets, LLC, and ICE Clear U.S., Inc. Fees paid in British Pounds were converted to U.S. Dollars at a rate of 1.55. The amount included for Mr. Forneri relates to a charitable contribution in honor of Mr. Forneri's deceased son.

(4)	Mr. Forneri elected to contribute 100% of stock awards into the 2003 Restricted Stock Deferral Plan for Outside Directors. The grant date fair value of Mr. Forneri's 2011 deferred restricted stock units is $174,944.

(5)	Mr. Gregg was appointed to the Board on March 3, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based upon such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in ICE’s proxy statement for the 2012 Annual Meeting of Stockholders.

Compensation Committee:

Vincent Tese, Chairperson

Charles R. Crisp

Sir Robert Reid

ITEM 2—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A (“14A”) of the Securities Exchange Act of 1934, as amended, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to approve an advisory resolution on ICE’s executive compensation as reported in this proxy statement. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices.

We urge stockholders to read the “Compensation Discussion and Analysis” above, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative above which provide detailed information on the compensation of our NEOs. Our Board of Directors and Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has supported and contributed to ICE’s success.

We are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting:

RESOLVED, that the holders of Common Stock approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, the compensation tables and related disclosure.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION OF OUR NEOS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based on data provided to us or filed with the SEC, with respect to beneficial ownership of shares of our Common Stock as of March 20, 2012 for (i) each person known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (ii) each director and nominee for election as a director, (iii) each of our NEOs, and (iv) all of our director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes having voting and/or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 20, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. As of March 20, 2012, there were 72,741,803 shares of Common Stock issued and outstanding. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Holders of More Than 5%:
T. Rowe Price Associates, Inc.(1)	4,638,455	6.4%
100 E. Pratt Street, Baltimore, MA 21202
Macquarie Entities(2)	4,525,007	6.2%
Sands Capital Management, LLC(3)	3,931,881	5.4%
1101 Wilson Blvd., Suite 2300, Arlington, VA
The Vanguard Group, Inc.(4)	3,888,148	5.3%
22209100 Vanguard Blvd., Malvern, PA 19355
Named Executive Officers, Directors and Nominees:
Charles R. Crisp(5)(6)	17,676	*
Jean-Marc Forneri(5)	48,078	*
Fred W. Hatfield(5)	4,800	*
Senator Judd A. Gregg(5)	1,608	—
Terrence F. Martell(5)	5,691	*
Sir Callum McCarthy(5)	3,283	*
Sir Robert Reid(5)	18,816	*
Frederic V. Salerno(5)	16,086	*
Judith A. Sprieser(5)	13,429	*
Vincent Tese(5)	25,210	*
Jeffrey C. Sprecher(7)(8)	1,547,698	2.1%
Scott A. Hill(7)	37,574	*
Charles A. Vice(7)	66,984	*
David S. Goone(7)	43,398	*
Edwin D. Marcial(7)	45,672	*
All Directors, Nominees and Executive Officers as a Group (18 persons)	1,982,923	2.7%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Based on a report on Schedule 13G/A dated February 14, 2012 filed by T. Rowe Price Associates, Inc. (the “T Rowe 13G”). According to the T Rowe 13G, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 1,241,755 shares of Common Stock and sole dispositive power over 4,638,455 shares of Common Stock. The shares are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities.

(2)

Based on a report on Schedule 13G dated February 10, 2012 (the “Macquarie 13G”) filed jointly by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Limited, Macquarie Private Wealth Inc., Delaware Management Holdings, Inc. and Delaware Management Business Trust (collectively, the “Macquarie Entities”). The Macquarie 13G represents that each of the Macquarie

Entities has sole voting power over the following shares of Common Stock: Macquarie Group Limited—4,525,007 shares; Macquarie Bank Limited—100 shares; Macquarie Investment Management Limited—800 shares; Macquarie Private Wealth Inc.—85 shares; Delaware Management Holdings, Inc.—4,524,022 shares; and Delaware Management Business Trust—4,524,022 shares. The Macquarie 13G represents that each of the Macquarie Entities has sole dispositive power over the following shares of Common Stock: Macquarie Group Limited—4,525,007 shares; Macquarie Bank Limited—100 shares; Macquarie Investment Management Limited—800 shares; Macquarie Private Wealth Inc.—85 shares; Delaware Management Holdings, Inc.—4,524,022 shares; and Delaware Management Business Trust—4,524,022 shares. The principal business address of Macquarie Group Limited, Macquarie Bank Limited and Macquarie Investment Management Limited is No. 1 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Private Wealth Inc. is 20 Toronto Street, Suite 700, Toronto, Ontario M5C 2B8 Canada. The principal business address of Delaware Management Holdings Inc, and Delaware Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(3)	Based on a report on Schedule 13F dated February 14, 2012 filed by Sands Capital Management, LLC (the “Sands 13F”) which contains data as of December 31, 2011. According to the Sands 13F and communications with representatives of Sands Capital Management in March 2012, Sands Capital Management, LLC has sole voting power over 2,691,945 shares of Common Stock and sole dispositive power over 3,931,881 shares of Common Stock.

(4)	Based on a report on Schedule 13G dated February 6, 2012 filed by The Vanguard Group, Inc. (the “Vanguard 13G”). According to the Vanguard 13G, The Vanguard Group, Inc. has sole voting power over 102,514 shares of Common Stock, sole dispositive power over 3,785,634 shares of Common Stock and shared dispositive power over 102,514 shares of Common Stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 102,514 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(5)	Beneficial ownership of directors includes stock options exercisable within 60 days of March 20, 2012 under the 2000 Stock Option Plan, and/or restricted stock unit awards that vest within 60 days of March 20, 2012 under the 2003 Restricted Stock Deferral Plan for Outside Directors, the 2005 Equity Incentive Plan or the 2009 Omnibus Incentive Plan.

(6)	Includes 2,000 shares of Common Stock held by Mr. Crisp’s spouse.

(7)	Beneficial ownership of each executive officer includes stock options exercisable within 60 days of March 20, 2012 under the 2000 Stock Option Plan or the 2009 Omnibus Incentive Plan and restricted stock unit awards that vest within 60 days of March 20, 2012 under the 2005 Equity Incentive Plan or the 2009 Omnibus Incentive Plan.

(8)	Includes 1,177,341 shares of Common Stock held by Continental Power Exchange, Inc. (“CPEX”) and 20,269 shares of Common Stock and 22,902 shares of Common Stock underlying restricted stock awards and stock options, respectively, exercisable within 60 days of March 20, 2012 held by Mr. Sprecher’s spouse. Mr. Sprecher owns 100% of the equity interest in CPEX. CPEX currently has no assets other than its equity interest in us and conducts no operations. Mr. Sprecher disclaims beneficial ownership of the shares held directly and underlying stock options held by his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has delegated to the Nominating and Corporate Governance Committee the authority to review and approve all transactions between us and one or more of our directors, or between us and any corporation, partnership, association or other organization in which one or more of our directors or officers serve as a director or officer or have a financial interest. In addition, our Code of Business Conduct and Ethics, which applies to all employees, officers and directors, generally prohibits conflicts of interests and that such conflicts in all cases should be discussed with management (or the Chief Executive Officer, in the case of conflicts related to outside employment or board membership). The Nominating and Corporate Governance Committee reports the findings of any review and its determinations regarding transactions with related persons to the full Board of Directors.

Our Board of Directors has also adopted a formal, written related-party transactions approval policy that provides that the Nominating and Corporate Governance Committee or the Board of Directors will review and approve transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or 5% stockholder (or immediate family member of any of the foregoing) has or will have a direct or indirect material interest. Under this policy, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will be provided with the significant details of each related-party transaction, including the material terms of the transaction and the benefits to ICE and to the relevant related party, as well as any other information it believes to be relevant to review and approve these transactions. In determining whether to approve a related-party transaction, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will consider, among other factors:

•	whether the terms of the transaction are fair to ICE;

•	whether there are business reasons for ICE to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

•

whether the transaction presents an impermissible conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or related party, the nature of his or her interest in the transaction, and the ongoing nature of the transaction.

After consideration of the relevant information, the Board of Directors may approve only those related-party transactions that they determine are not inconsistent with the best interests of ICE. This policy also includes categorical standards providing that specified types of transactions will be deemed not to be inconsistent with the best interests of ICE.

Relationships with Our Stockholders

Registration Rights

As a part of the transactions surrounding our formation, we entered into an agreement with our predecessor company, CPEX, on May 11, 2000. Our Chief Executive Officer, Mr. Sprecher, owns all the equity interests in CPEX. Pursuant to the agreement, CPEX conveyed all of its assets and liabilities to us. These assets included intellectual property that we used to develop our electronic platform. In return, we issued to CPEX an equity interest in our business and we agreed to give CPEX a put option, by which CPEX could require us to buy its equity interest in our business at the purchase price equal to the greater of our fair market value or $5 million.

In connection with our initial public offering, in October 2005 we entered an agreement with CPEX and Mr. Sprecher to terminate the put option upon the closing of our initial public offering. In connection with the termination of the put option, we amended certain registration rights previously granted to CPEX, which as of March 20, 2012 owns 1,177,341 shares of our Common Stock. Under this agreement, CPEX is entitled to require us to register for resale into the public market its Common Stock if Mr. Sprecher’s employment with us has been terminated. In addition, we may be obligated to pay the expenses of registration of such shares, including underwriters’ discounts up to a maximum of $4.5 million.

Other

Kelly L. Loeffler, a corporate officer and our Vice President, Investor Relations and Corporate Communications, married Jeffrey C. Sprecher, our Chairman and Chief Executive Officer in 2004. Since joining ICE in September 2002, Ms. Loeffler has reported directly to our Chief Financial Officer. In 2011, Ms. Loeffler received total cash compensation of approximately $570,000.

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, officers and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file initial reports of their ownership of our equity securities and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and on information provided by the reporting persons or their respective brokers, we believe that during the fiscal year ended December 31, 2011, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reporting, compliance with legal and regulatory requirements, systems of internal controls, qualifications and independence of our independent registered public accounting firm, performance of our internal audit function and independent auditors, financial reporting processes and such other functions as the Board may assign from time to time. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.theice.com.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2011. The Audit Committee reviewed and discussed with management and Ernst & Young LLP our audited financial statements for the fiscal year ended December 31, 2011. The Committee has also discussed with our independent public registered accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) AU Section No. 380, as currently in effect.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2011 and determined to engage Ernst & Young LLP as the independent registered public accounting firm of IntercontinentalExchange for the fiscal year ending December 31, 2012.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee:

Judith A. Sprieser, Chairperson Charles Crisp
Terrence F. Martell

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002 and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment, but may still retain Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Ernst & Young LLP as of and for the fiscal years ended December 31, 2011 and 2010 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for the fiscal year for the integrated audit of our annual financial statements and audits and reviews of statutory and regulatory filings. The aggregate fees included in the Audit-Related and Tax Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$3,364,000	$3,361,000
Audit-Related Fees	366,000	582,000
Tax Fees	546,000	1,400,000
All Other Fees	—	—

Total	$4,276,000	$5,343,000

Audit Fees for the fiscal years ended December 31, 2011 and 2010 were for professional services rendered for the audits of our annual consolidated financial statements, reviews of periodic reports and other documents filed with the SEC, audits of the effectiveness of internal control as required by Section 404 of the Sarbanes-Oxley Act and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal year ended December 31, 2011 were for due diligence related to certain acquisition activities and for accounting consultations in connection with potential acquisitions. Audit-Related Fees for the fiscal year ended December 31, 2010 were for due diligence related to certain merger and acquisition activities, and information technology internal control reviews.

Tax Fees for the fiscal year ended December 31, 2011 were for net operating loss usage studies, research and development tax credit studies, and international tax planning. Tax Fees for the fiscal year ended December 31, 2010 were for net operating loss usage studies, transaction cost analysis studies, assistance with tax audits, research and development tax credit studies and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the provisions of its charter, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board of Directors, for the review and approval of such services and fees. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal year 2011.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by ICE under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation” and “Audit Committee Report”, will not be deemed incorporated, unless specifically provided otherwise in such filing.

STOCKHOLDERS’ PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2013 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received at our executive offices in Atlanta, Georgia, on or before November 30, 2012 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Amended and Restated Bylaws, and in addition to any other requirements under applicable law, for a matter (other than a nomination for director) not included in our proxy materials to be properly brought before the 2013 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of ICE, Johnathan H. Short, at IntercontinentalExchange, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, not less than 90 nor more than 120 days prior to the first anniversary of the 2012 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 18, 2013 and no later than February 17, 2013. However, if and only if the 2013 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2012 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Any such stockholder notice must be in writing and must set forth (i) the text of the proposal to be presented, (ii) a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, (iii) the number and class of all shares of each class of stock of ICE owned of record and beneficially by such stockholder, (iv) any material interest of such stockholder in the matter proposed (other than as a stockholder), if applicable, (v) in the case of a person that holds stock entitled to vote at the annual meeting through a nominee or “street name” holder of record of such stock, evidence establishing such holder’s indirect ownership of the stock and entitlement to vote such stock on the matter proposed at the annual meeting, (vi) the number and class of shares of each class of stock of ICE that are, directly or indirectly, owned of record and beneficially by any “associated person” of such stockholder or beneficial owner, (vii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of stock of ICE, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of ICE or otherwise (a “Derivative Instrument”) directly or indirectly beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (viii) any other direct or indirect opportunity held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, to profit or share in any profit derived from any increase or decrease in the value of shares of any class of stock of ICE, (ix) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner, or any such “associated person” has a right to vote any shares of any security of ICE, (x) any short interest in any security of ICE held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (xi) any right to dividends on the shares of any class of stock of ICE beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, which right is separated or separable from the underlying shares, (xii) any proportionate interest in shares of any class of stock of ICE or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner, or such “associated person” is a general partner or with respect to which such stockholder, such beneficial owner, or such “associated person”, directly or indirectly, beneficially owns an interest in a general partner and (xiii) any performance-related fees (other than an asset-based fee) to which such stockholder, such beneficial owner, or such “associated person” is entitled based on any increase or decrease in the value of shares of any class of stock of ICE or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (vi) through (viii) above, as of the date of such stockholder notice (which information shall be supplemented by such stockholder and by such beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such beneficial ownership, interest, or arrangement as of the record date). Stockholder nominations for the Board of Directors must comply with the procedures set forth above under Corporate Governance—Nomination of Directors.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of IntercontinentalExchange.

By Order of the Board of Directors.

Jeffrey C. Sprecher

Chairman and Chief Executive Officer

Atlanta, Georgia

March 30, 2012

Our 2011 Annual Report, which includes audited consolidated financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

INTERCONTINENTALEXCHANGE, INC. 2100 RIVEREDGE PARKWAY SUITE 500 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information by 11:59 P.M. Eastern Daylight Time on May 17, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions by 11:59 P.M. Eastern Daylight Time on May 17, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44367-P20776                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERCONTINENTALEXCHANGE, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2013:			For	Against	Abstain
	1a.	Charles R. Crisp		☐	☐	☐					For	Against	Abstain
	1b.	Jean-Marc Forneri		☐	☐	☐		1i.	Jeffrey C. Sprecher		☐	☐	☐
	1c.	Senator Judd A. Gregg		☐	☐	☐		1j.	Judith A. Sprieser		☐	☐	☐
	1d.	Fred W. Hatfield		☐	☐	☐		1k.	Vincent Tese		☐	☐	☐
	1e.	Terrence F. Martell		☐	☐	☐	2.	To approve, by non-binding vote, the advisory resolution on executive compensation for named executive officers.			☐	☐	☐
	1f.	Sir Callum McCarthy		☐	☐	☐
	1g.	Sir Robert Reid		☐	☐	☐	3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.			☐	☐	☐
	1h.	Frederic V. Salerno		☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address change/comments, mark here.						☐
(see reverse for instructions)
Please indicate if you plan to attend this meeting				☐	☐
				Yes	No

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report With 10-K Wrap are available at www.proxyvote.com.

M44368-P20776

IntercontinentalExchange, Inc.

Annual Meeting Details: May 18, 2012, 8:30 a.m., local time

Ritz Carlton Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia 30326

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INTERCONTINENTALEXCHANGE, INC. FOR 2012 ANNUAL MEETING

The undersigned stockholder of IntercontinentalExchange, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of IntercontinentalExchange, Inc. to be held at the Ritz-Carlton Buckhead in Atlanta, Georgia 30326 on Friday, May 18, 2012 at 8:30 a.m. and hereby appoints Scott A. Hill, Johnathan H. Short and Andrew J. Surdykowski and each of them proxies and attorneys-in-fact, each with power of substitution and revocation and each with all powers that the undersigned would possess if properly present, to attend and represent the undersigned at such meeting and any postponement or adjournments of such meeting and to vote all shares of IntercontinentalExchange, Inc. common stock which the undersigned is entitled to vote at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The securities that can be voted at the annual meeting consist of IntercontinentalExchange, Inc. common stock, $0.01 par value per share.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THROUGH THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IMPORTANT TO BE SIGNED AND DATED ON REVERSE SIDE